PROSPECTUS SUPPLEMENT

(to PROSPECTUS DATED OCTOBER 2, 2017)

Filed Pursuant to Rule 424(b)5

Registration No. 333-219708

$122,500,000

Senior Convertible Notes

Warrants to Purchase A Ordinary Shares
A Ordinary Shares

_________________________

We are offering $122,500,000 aggregate principal amount of our senior convertible notes and warrants to purchase up to 2,000,000 of our A ordinary shares for a term of six months. This prospectus supplement also covers up to 10,340,426 of our A ordinary shares issuable from time to time upon conversion or otherwise under the notes (including A ordinary shares that may be issued as interest in lieu of cash payments), and upon exercise of the warrants. The notes and warrants are immediately separable and will be issued separately, but will be purchased together as a single unit in this offering.

The notes will mature on December 6, 2020 unless earlier converted or redeemed, subject to the right of the investors to extend the date under certain circumstances. We will make monthly payments consisting of an amortizing portion of the principal of each note equal to $3,500,000 and accrued and unpaid interest and late charges on the note. All amounts due under the notes are convertible at any time, in whole or in part, at the holder’s option, into our A ordinary shares at the initial conversion price of $14.6875, which conversion price is subject to certain adjustments, except that a holder will not have the right to convert any portion of a note to the extent that, after giving effect to such conversion, the holder together with the certain related parties would beneficially own in excess of 4.99% of our A ordinary shares outstanding immediately after giving effect to such conversion, subject to certain adjustments. If an event of default occurs, a holder may convert all, or any part of, the principal amount of a note and all accrued and unpaid interest and late charge at an alternate conversion price, as described herein. On or after December 6, 2019, and subject to certain conditions, we have the right to redeem all, but not less than all, of the remaining principal amount of the notes and all accrued and unpaid interest and late charges in cash at a price equal to 100% of the amount being redeemed.

Our A ordinary shares are listed on the New York Stock Exchange under the symbol “EROS.” On December 1, 2017, the last reported sales price of an A ordinary share was $12.75 per share. There is no established public trading market for the notes or the warrants and we do not expect any such market to develop. In addition, we do not intend to list the notes or the warrants on any national securities exchange or other nationally recognized trading system.

_________________________

Investing in our securities involves certain risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$100,000,000	$100,000,000
Proceeds, before payment of other expenses, to us	$100,000,000	$100,000,000

Delivery of the notes and warrants by us will be in certificated form and are expected to be made on or about December 6, 2017.

_________________________

December 4, 2017

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	ii
COMPANY OVERVIEW	S-1
THE OFFERING	S-3
RISK FACTORS	S-6
USE OF PROCEEDS	S-11
CAPITALIZATION	S-12
PRICE RANGE OF OUR COMMON STOCK	S-13
DESCRIPTION OF THE SECURITIES BEING OFFERED	S-14
DIVIDEND POLICY	S-30
PLAN OF DISTRIBUTION	S-31
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-32
LEGAL MATTERS	S-41
EXPERTS	S-41
WHERE YOU CAN FIND MORE INFORMATION	S-41
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	S-41

ABOUT THIS PROSPECTUS	3
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6
COMPANY OVERVIEW	8
USE OF PROCEEDS	10
RATIO OF EARNINGS TO FIXED CHARGES	11
DESCRIPTION OF SECURITIES	12
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF WARRANTS	18
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	21
ENFORCEABILITY OF CIVIL LIABILITIES	23

i

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is the prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. Before you invest, you should carefully read this prospectus supplement, the accompanying prospectus, all information incorporated by reference herein and therein, as well as the additional information described under “Where You Can Find More Information” in the accompanying prospectus. These documents contain information you should consider when making your investment decision. This prospectus supplement may add to, update or change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectuses we may provide to you in connection with this offering. We have not authorized any other person to provide you with any information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus and the offering of securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus outside the United States. This prospectus supplement, the accompanying prospectus and any free writing prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus and any free writing prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

ii

COMPANY OVERVIEW

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into the accompanying prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, which are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. You should also carefully consider the matters discussed in “Risk Factors” and in the accompanying prospectus and in other periodic reports incorporated herein by reference. References to “Eros,” “we,” “our” or “us” refer to Eros International Plc and not to any of its subsidiaries.

Our Company

Eros International Plc is a leading global company in the Indian film entertainment industry, which co-produces, acquires and distributes Indian language films in multiple formats worldwide. The Company was founded in 1977 and is one of the oldest companies in the Indian film industry to focus on international markets. We believe we are pioneers in our business. Our success is built on the relationships we have cultivated over the past 40 years with leading talent, production companies, exhibitors and other key participants in our industry. By leveraging these relationships, we have aggregated rights to over 3,000 films in our library, including recent and classic titles that span different genres, budgets and languages. Eros Now, our digital over-the-top entertainment service, has rights to over 10,000 films across Hindi and regional languages from Eros’s internal library and third party aggregated content, which we believe makes it one of the largest Indian movie offering platforms around the world.

Eros Now is focused on offering quality content, including Indian films, music and original shows, opening new markets, delivering consumer-friendly product features such as offline viewing and subtitles and adopting a platform agnostic distribution strategy on Android and iOS platforms across mobile, tablets, cable or internet, including through deals with original equipment manufacturers, or OEMs. Eros Now had over 75 million registered users across WAP, APP and Web and had 3.7 million paying subscribers as of September 30, 2017. While a majority of registered users are from India, Eros Now has registered users in 135 different countries. Eros Now has rights to over 10,000 films (more than 5,000 of which are owned in perpetuity), and 250,000 music tracks from 13 different labels and has ten original shows under production. Eros Now’s service is integrated with some of India’s leading telecom operators, Bharti-Airtel, Idea Cellular, Reliance Jio, Vodafone and BSNL and has partnered with Micromax, Samsung and Smartron to pre-bundle Eros Now in smart phones to be sold in India. The focus for Eros Now is monetization of its global user base and it has a target to achieve six to eight million paying subscribers by the end of fiscal year 2018.

Our portfolio of films over the last three completed fiscal years comprised 173 films. In fiscal year 2017 we released 45 films in total either in India, overseas or both. These comprised 12 Hindi films, 16 Tamil films and 17 regional language films. The Company’s strong portfolio of films drove theatrical, television and digital/ancillary revenues worldwide with Ki & Ka, Housefull 3, Baar Baar Dekho, Kahaani 2 (Overseas), Sardaar Gabbar Singh, 24 (Tamil), Janatha Garage and Dishoom. In addition to this, Srimanthudu, released in fiscal year 2016 was the second highest Telugu grossing film of all time, according to www.123telugu.com. Our revenue is derived from theatrical, television syndication and digital and ancillary distribution channels, globally. We generated revenue of $252.99 million and $60.8 million for fiscal year ended March 31, 2017 and first quarter ended June 30, 2017, respectively.

We won over 189 awards in fiscal year 2015, 2016 and 2017, including Best Studio of the Year 2016 and Excellence in International Distribution. Some of our films from fiscal year 2017 that won awards include – Dishoom, Baar Baar Dekho, Phobia, Nil Battey Sannata, Parktan, Olappeeppei. Further, our films won Best Film, Best Director, Best Story, Best Actor, Best Music, Best Special Effects and Best Child Actor awards, to name a few. Bajrangi Bhaijaan won 37 awards including the 63rd National Award for Popular Film. Bajirao Mastani won over 78 award titles including National Award for Best Director. Tanu Weds Manu Returns won 18 awards including National Award for Best Female Actor in a Leading Role, Hero won seven awards and Badlapur won seven awards. Our Malayalam film Pathemari also won a National Award for Best Malayalam Film.

Indian films have a global appeal and their popularity has been increasing in many countries that consume dubbed and subtitled foreign content in local languages. These markets include Germany, Poland, Russia, France, Italy, Spain, Indonesia, Malaysia, Japan, South Korea, the Middle East, Latin America, among others. Additionally, there is a large established Indian diaspora in North America which has a strong interest in the content of the Indian film industry. In all these markets it is the locals who are neither English nor Hindi speaking who view Bollywood content in a dubbed or subtitled version in their language, just as they view Hollywood content. In markets with large South Asian populations, such as the United States and the United Kingdom, comScore reported our market share (as an average over the preceding six calendar years to 2016) as 31% of all theatrically released Indian language films in the United Kingdom and the United States, based on gross collections. China is increasingly becoming an important market and we expect to release select films from our slate for wider release into China. In fiscal year 2017, a Bollywood film Dangal was released in China across 9,000 screens and grossed about $180 million at the box office. As per information published by Campaign Asia-Pacific, based on data from PricewaterhouseCoopers’ Global Entertainment and Media Report 2016-2020, China is expected to overtake the U.S. box office this year. The China box office grew 49% in 2015 to $6.3 billion and was expected to have grown to $10.3 billion this year. In comparison the U.S. box office was expected to contract from $10.3 billion to $10 billion this year. Hollywood’s share of Chinese box office has slipped to 38.4% in 2015 from 45.5% in 2014. In early 2014 China had just under 19,000 screens and by end of 2015 that number grew to almost 32,000. Overall China is propelling Asia-Pacific’s growth (including Indonesia, Malaysia) with box office revenue across Asia-Pacific expected to grow to $21.11 billion in 2020 and this continues to emerge as an important growth market for the Indian film industry.

We formed Trinity Pictures in fiscal year 2015 as what we believe to be one of India’s first dedicated franchise studios that creates valuable intellectual property around powerful character and plot-driven franchises and monetizes these properties across films, merchandising, and gaming amongst others. Trinity Pictures has five franchises across new and diverse genres lined up in the next couple of years – a spy-superhero film, Sniff directed by Amole Gupte, a live action tri-lingual (Hindi, Telugu and Tamil) elephant film to be directed by multiple award winning Tamil director, Prabhu Solomon, ace director Krish’s buddy cop film which will be shot in Hindi and Tamil simultaneously, featuring popular lead actors from both South Indian and the Hindi film Industry and two Indo-China co-productions, a first for any Indian studio – Kabir Khan’s travel drama and Siddharth Anand’s cross-cultural romantic comedy currently titled Love in Beijing.

Our distribution capabilities enable us to target a majority of the 1.3 billion people in India, our primary market for Hindi language films, where, according to bollywoodhungama.com, we participated in two, seven and four films of the top fifteen grossing films in India, in calendar year 2016, 2015 and 2014 respectively. Our distribution capabilities further enable us to target consumers in over 50 countries internationally, including markets with large South Asian populations, such as the United States and the United Kingdom, where comScore reported our market share (as an average over the preceding six calendar years to 2016) as 31% of all theatrically released Indian language films in the United Kingdom and the United States, based on gross collections. Other international markets that exhibit significant demand for subtitled or dubbed Indian-themed entertainment include Europe and South East Asia. Depending on the film, the distribution rights we acquire may be global, international or confined to India only. Recently, as demand for regional film and other media has increased in India, our brand recognition in Hindi films has helped us to grow our non-Hindi film business by targeting regional audiences in India and overseas. With our distribution network for Hindi and Tamil films and additional distribution support through our majority owned subsidiary, Ayngaran, we believe we are well positioned to expand our offering of non-Hindi content.

We distribute our film content globally across the following distribution channels: theatrical, which includes multiplex chains and stand-alone theaters; television syndication, which includes satellite television broadcasting, cable television and terrestrial television; and digital and ancillary, which primarily includes music, inflight entertainment, home video, internet protocol television, or IPTV, video on demand, or VOD, internet channels and Eros Now.

Company Information

Eros International Plc is a company limited by shares incorporated in the Isle of Man, company number 007466V. We maintain our registered office at Victoria Road, Douglas, Isle of Man IM2 4DF, and our principal executive office in the U.S. is at 550 County Avenue, Secaucus, New Jersey 07094, and our telephone number is +1(201) 558-9021. We maintain a website at www.erosplc.com. Information contained in our website is not a part of, and is not incorporated by reference into, this prospectus. You should only rely on the information contained in this prospectus supplement and the accompanying prospectus when making a decision as to whether or not to invest in our securities.

THE OFFERING

The following is a summary of the offering. For a more complete description of the terms of the notes and the warrants and the A ordinary shares, you should read “Description of Securities Being Offered” in this prospectus supplement and “Description of Debt Securities,” “Description of Warrants” and “Description of Securities—Description of A Ordinary Shares” in the accompanying prospectus.

Issuer	Eros International Plc, a company limited by shares incorporated in the Isle of Man.
Securities Offered	$122,500,000 aggregate principal amount of our senior convertible notes and warrants to purchase 2,000,000 of our A ordinary shares. We are also offering up to 10,340,426 A ordinary shares issuable from time to time upon conversion or otherwise under the notes (including A ordinary shares that may be issued as interest in lieu of cash payments) and upon exercise of the warrants.
Offering Price	$100,000,000
Notes: Maturity Date	The notes will mature on December 6, 2020, or the Maturity Date, unless earlier converted or redeemed, subject to the right of the investors to extend the date under certain circumstances.
Notes: Interest Rate	The notes will be issued with an original issue discount and will not bear interest except upon the occurrence (and during the continuance) of an event of default, in which case the notes shall bear interest at a rate of 6.0% per annum.
Notes: Amortization and Payment Dates	We will make monthly payments consisting of an amortizing portion of the principal of each note equal to $3,500,000 and accrued and unpaid interest and late charges on the note, or the Installment Amount, with each such payment date (including the Maturity Date) being referred to herein as an “Installment Date.”
Notes: Acceleration and Deferral of Installment Payments

The holder of a note may defer the payment of the amount due on any Installment Dates to another Installment Date, in which case the amount deferred will become part of such subsequent Installment Date.

On any day during the period starting on an Installment Date and ending on the trading day immediately prior to the next Installment Date, the holder of a note may accelerate the amounts due on other Installment Dates to be converted at the Installment Conversion Price (as defined below) in effect on the Installment Date for such installment period, provided that the holder may only accelerate if either (i) the aggregate accelerations (including the elected acceleration) in such installment period exceeds three times the Installment Amount for such period or (ii) the holder, after giving effect to such acceleration, would have effected accelerations, in the aggregate, of more than $63,000,000.

Notes: Payment in A Ordinary Shares

We may pay the applicable principal and interest amounts due on an Installment Date in our A ordinary shares, subject to the satisfaction of certain equity conditions, or elect to pay in cash or a combination of cash and A ordinary shares. If we are not permitted to deliver A ordinary shares with respect to an Installment Date due to a failure to satisfy any of the conditions, we must pay the applicable portion of the principal and interest amounts in cash, unless the conditions are waived by the holder of the note.

If we make a payment due on any Installment Date in our A ordinary shares, the amount due on the Installment Date will be converted into A ordinary shares at a price per share equal to the Installment Conversion Price. The “Installment Conversion Price” is the lesser of (i) the Conversion Price then in effect (as described below), (ii) 90% of the VWAP (as defined in “Description of the Securities Being Offered—Description of Notes”) of our A ordinary shares as of the trading day immediately preceding the applicable Installment Date and (iii) 90% of the lowest VWAP of our A ordinary shares of any trading day during the five trading day period ending and including the trading day immediately prior to the applicable Installment Date.

Notes: Ranking	The Notes will be senior obligations of Eros International Plc and not the obligations of our subsidiaries. The Notes will be effectively subordinated to our future secured debt, if any, to the extent of the value of the collateral securing such future debt and to any indebtedness of our subsidiaries; equal in right of payment to our existing senior unsecured debt; equal in right of payment with certain current and future debt of ours and any future unsecured debt of ours that does not expressly provide that it is subordinated to the Notes; and senior to any future debt of ours that expressly provides that it is subordinated to the Notes.
Notes: Conversion	All amounts due under the notes are convertible at any time, in whole or in part, at your option, into our A ordinary shares at the initial conversion price of $14.6875, subject to certain adjustments, or the Conversion Price.
Notes: Alternate Conversion	At any time during an “Event of Default Redemption Right Period”, a holder may convert all, or any part of, the principal amount of a note and all accrued and unpaid interest and late charges into A ordinary shares at a price which shall be the lowest of (i) the applicable Conversion Price as in effect on the date of conversion, and (ii) 80% of the lowest VWAP of our A ordinary shares on any trading day during the 5 trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the notice by a holder of a notice of conversion.
Notes: Limitations on Conversion	A holder shall not have the right to convert any portion of a note to the extent that, after giving effect to such conversion, the holder together with certain related parties would beneficially own in excess of 4.99%, or the Maximum Percentage, of our A ordinary shares outstanding immediately after giving effect to such conversion. The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99% and less than 4.99% at the option of the holder, except that any increase will only be effective upon 61-days’ prior notice to us.

Notes: Optional Redemption on or after December 6, 2019

On or after December 6, 2019, so long as (x) the VWAP of our A ordinary shares on the New York Stock Exchange exceeds $18.3594 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) for at least 10 consecutive trading days, and (y) no failure to satisfy the equity conditions then exists, we have the right to redeem all, but not less than all, of the remaining principal amount of the notes and all accrued and unpaid interest and late charges. The portion of the notes subject to redemption shall be redeemed in cash at a price equal to 100% of the amount being redeemed.

At any time prior to the date the redemption price is paid, in full, a holder may convert its note, in whole or in part, into A ordinary shares. We will have no right to effect an optional redemption if any event of default has occurred and is continuing.

Notes: Events of Default

If an event of default occurs, a holder may force us to redeem all or any portion of its note (including all accrued and unpaid interest thereon) in cash.

Upon any bankruptcy Event of Default, we shall immediately pay to the holder an amount in cash representing 110% of all outstanding principal, in addition to any and all accrued and unpaid interest and late charges, and any other amounts due under the notes, unless the holder waives such right to receive such payment.

Notes: Trustee	We have appointed Wilmington Savings Fund Society, FSB as the trustee under the indenture.
Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses payable by us will be approximately $99.0 million. We intend to use the net proceeds from this offering to repay amounts outstanding under our revolving credit facility and for general corporate purposes. See “Use of Proceeds.”
Trading	We do not intend to apply to list the notes or the warrants on any securities exchange or for inclusion of the notes or warrants on any automated dealer quotation system. Our A ordinary shares are listed on The New York Stock Exchange under the symbol “EROS.”
Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our securities.
Certain Material U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes, the warrants or any A ordinary shares into which the notes may be converted and may be issued upon exercise of the warrants in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain Material U.S. Federal Income Tax Considerations” in this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in this prospectus and our most recent Annual Report on Form 20-F, as supplemented and updated by subsequent Reports of Foreign Private Issuer on Form 6-K that we have filed or will file with the Securities and Exchange Commission, or the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any related free writing prospectus. If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected, and you could lose all or part of your investment. For more information about our filings with the SEC, please see “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

Risks Related to the Notes

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries unless such subsidiaries guarantee certain of our indebtedness.

The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future indebtedness that is not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding and any other then outstanding indebtedness equal in right of payment to the notes. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities, including senior debt or secured debt, all of which will be structurally senior to the notes, to the extent the notes do not have the benefit of subsidiary guarantees.

As of September 30, 2017, our total consolidated indebtedness was $251.9 million, of which an aggregate of $110.1 million was indebtedness of our subsidiaries. After giving effect to the issuance of the notes and the use of proceeds therefrom, our total consolidated indebtedness as of September 30, 2017 would have been $299.2 million.

The notes are our obligations only, and a significant portion of our operations are conducted through, and a significant portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our subsidiaries, including any operating subsidiaries. A substantial portion of our consolidated assets are held by, and our operations are conducted through, our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual, legal and other restrictions and are subject to other business considerations. For instance, the Shareholders Agreement of Ayngaran International Limited, or Ayngaran, limits the ability of Ayngaran to pay dividends without shareholder approval. Dividend payments by the subsidiaries, including Eros International Media Limited, are subject to certain limitations under local laws. Under Indian law, dividends other than in cash are not permitted and cash dividends are only permitted to be paid out of distributable profits. An Indian company paying dividends is also liable to withhold dividend distribution tax at an effective rate of 20.3% including cess (additional Indian education tax) and surcharges.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of, or to refinance, our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our indebtedness and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to sell assets, restructure debt or obtain additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay the principal of and interest on the notes.

Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indenture governing the notes does not restrict our ability to incur additional indebtedness so long as the terms thereof do not conflict with the notes or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes, or any redemption price due, and our creditworthiness generally.

Redemption may adversely affect your return on the notes.

We may redeem, at our option, for cash, all, but not less than all, of the notes on or after December 6, 2019 and prior to the Maturity Date if (x) the VWAP of our A ordinary shares on the New York Stock Exchange exceeds $18.3594 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) for at least 10 consecutive trading days, and (y) no failure to satisfy the equity conditions then exists. We may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. The redemption price may not adequately compensate you for any lost value of your notes as a result of such redemption and the conversion consideration may not adequately compensate you for any lost value as a result of such conversion.

We may not have the ability to raise the funds necessary to pay the principal of the notes or purchase the notes as required upon a change of control, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

The amortization payments with respect to the principal amount of the notes and accrued and unpaid interest due are payable monthly. However, the holder of a note may defer the Installment Amount due on any Installment Date to another Installment Date. Therefore, we may be required to repay the entire principal amount of and accrued and unpaid interest on the notes in one lump sum payment on the maturity date of the notes. If we are unable to satisfy certain equity conditions, we will be required to pay all amounts due on any Installment Date, whether by deferral or acceleration, in cash. We may not have sufficient funds to repay the notes under such circumstances.

If a change of control occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. See “Description of Notes—Fundamental Transactions.” A change of control may also constitute an event of default under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, unless we settle our conversion obligation in solely A ordinary shares (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being surrendered for conversion as described under “Description of the Notes—Conversion.”

We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the change of control purchase price in cash with respect to any notes surrendered by holders for purchase upon a change of control or to make any applicable cash payments upon conversions. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a change of control or make cash payments upon conversions of the notes. Our failure to purchase the notes upon a change of control or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to purchase the notes.

Upon the occurrence of a change of control, you have the right to require us to purchase your notes. However, the change of control provisions will not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a change of control requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

The conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

If one or more holders elect to convert their notes, unless we satisfy our conversion obligation by delivering solely A ordinary shares, we would be required to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our A ordinary shares.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of A ordinary shares that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Future sales of our A ordinary shares in the public market could lower the market price for our A ordinary shares and adversely impact the trading price of the notes.

In the future, we may sell additional A ordinary shares to raise capital. In addition, a substantial number of A ordinary shares are reserved for issuance upon conversion of the notes and exercise of the warrants. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our A ordinary shares. The issuance and sale of substantial amounts of A ordinary shares, or the perception that such issuances and sales may occur, could adversely affect the market price of our A ordinary shares and impair our ability to raise capital through the sale of additional equity securities.

There is no existing trading market for the notes.

There is no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any interdealer quotation system. It is unlikely that an active trading market will develop for the notes. Unless an active trading market develops, you may not be able to sell the notes at a particular time or at a favorable price.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness with terms that do not conflict with the notes or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a change of control except as described under “Description of the Notes—Fundamental Transactions.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and A ordinary shares but may not constitute a change of control that permits holders to require us to purchase their notes. For these reasons, you should not consider the covenants in the indenture or the change of control purchase features of the notes as significant factors in evaluating whether to invest in the notes.

As we issue A ordinary shares to satisfy our conversion obligation or upon an exercise of the warrants, such issuances will dilute the ownership interest of our existing shareholders, including holders who had previously converted their notes or exercised warrants.

As we issue A ordinary shares to satisfy our conversion obligation or upon an exercise of the warrants, such issuances will dilute the ownership interests of our existing shareholders. Any sales in the public market of our A ordinary shares issuable upon such conversion or exercise could adversely affect prevailing market prices of our A ordinary shares. In addition, the existence of the notes and the warrants may encourage short selling by market participants because the conversion of the notes or exercise of the warrants could depress the price of our A ordinary shares.

If you hold notes, you are entitled to only limited rights with respect to our A ordinary shares, but you are subject to all changes made with respect to our A ordinary shares to the extent the consideration due upon conversion includes A ordinary shares.

As we issue A ordinary shares to satisfy all or a portion of our conversion obligation, holders who convert their notes will not be entitled to voting rights with respect to our A ordinary shares until the conversion date relating to such notes, but holders of notes will be subject to all changes affecting our A ordinary shares. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval, a holder of notes will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our A ordinary shares.

The change of control purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a change of control. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

If you are a U.S. holder, you may be deemed to receive a taxable distribution without the receipt of any cash or property.

The conversion rate of the notes is subject to adjustment in certain circumstances. Adjustments to the conversion rate of the note that have the effect of increasing your proportionate interest in our assets or “earnings and profits” may in some circumstances result in a constructive distribution subject to U.S. federal income tax without the receipt of any cash. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to the conversion rate of the notes. See “Certain Material U.S. Federal Income Tax Considerations.”

Similarly, any adjustment to the number of shares that will be issued on the exercise of a warrant, or an adjustment to the exercise price of a warrant, may be treated as a constructive distribution to you if, and to the extent that, such adjustment has the effect of increasing your proportionate interest in our assets or “earnings and profits.” An adjustment can be treated as a constructive distribution regardless of whether you ever exercise the warrant or receive any cash or property as a result of the adjustment (or, in certain circumstances, a failure to adjust). You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to the number of shares that will be issued on the exercise of a warrant, or an adjustment to the exercise price of a warrant. See “Certain Material U.S. Federal Income Tax Considerations.”

Anti-takeover provisions in our charter documents, the laws of the Isle of Man and contractual provisions may discourage a third party from acquiring us, which could limit the holders of our A ordinary shares opportunities to sell their A ordinary shares at a premium.

Our articles of association contain provisions that have the potential to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. One example is our dual class structure described in greater detail in the section entitled “Description of Securities” in the accompanying prospectus. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. The provisions of our articles of association may encourage potential acquirors to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, these provisions may also discourage acquisition proposals or delay or prevent a change in control that could be beneficial to you.

You may not be able to enforce judgments obtained against us.

We are a Isle of Man company and substantially all of our assets are located outside of the United States. All of our current operations are conducted in India. In addition, most of our directors and officers are nationals and residents of India. As a result, it may be difficult for you to effect service of process within the United States or elsewhere outside India upon these persons. It may also be difficult for you to enforce U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of U.S. federal securities laws against us and our officers and directors, most of whom are not residents of the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Isle of Man or India would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such Isle of Man or India courts would be competent to hear original actions brought in the Isle of Man or India against us or such persons predicated upon the securities laws of the United States or any state. In addition, since we are incorporated under the laws of the Isle of Man and our corporate affairs are governed by the laws of the Isle of Man, it is difficult for you to bring an action against us based on U.S. or India laws in the event that you believe that your rights as a shareholder have been infringed.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the securities in this offering will be approximately $99.0 million, after deducting our estimated offering expenses that we must pay.

We intend to use approximately $52.7 million of the net proceeds from this offering to repay amounts outstanding under our revolving credit facility. We expect to use the remaining net proceeds for general corporate purposes.

The terms of our revolving credit facility, including the interest rate and maturity thereof, are described in detail in Item 5, Operating and Financial Review and Prospects—B. Liquidity and Capital Resources in our Annual Report on Form 20-F filed with the SEC on July 31, 2017, as supplemented by our Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 3, 2017. See “Where You Can Find More Information.”

CAPITALIZATION

The table below sets forth our (1) cash and cash equivalents and (2) capitalization as of September 30, 2017:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the sale and issuance of the securities hereunder, after deducting our estimated offering expenses.

You should read this table together with “Operating and Financial Review and Prospects” and the consolidated financial statements and related notes included in our Annual Report on Form 20-F for the year ended March 31, 2017 incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2017
	Actual	Adjusted

Cash and cash equivalents	$113,316	$159,580
Indebtedness
Revolving Credit Facility	$52,736	$—
Export Bill, Discounting and Overdraft	64,894	64,894
Retail Bond	66,990	66,990
Term Loans & Short-term Loans	61,926	61,926
Other Loans	5,353	5,353
Convertible Notes Offered	—	100,000
Total Indebtedness	$251,899	$299,163
Stockholders’ equity
A ordinary shares, at par value of GBP 0.30 per share; authorized share capital of 83,333,333 and issued share capital of 48,279,160	25,327	25,327
B ordinary shares at par value of GBP 0.30; authorized share capital of 12,712,715 and issued shares of 12,712,715	6,669	6,669
Total Stockholders’ Equity	$934,196	$934,196
Total Capitalization	$1,186,095	$1,233,456

PRICE RANGE OF OUR COMMON STOCK

Our A ordinary shares are listed on the New York Stock Exchange under the symbol “EROS.” The following table sets forth, for the periods indicated, the high and low sales prices per A ordinary share as quoted by the New York Stock Exchange.

2017	High	Low
First Quarter	$13.40	$8.85
Second Quarter	$12.00	$8.65
Third Quarter	$16.90	$6.65
Fourth Quarter (October 1 – December 1, 2017)	$15.45	$11.40

2016	High	Low
First Quarter	$13.80	$5.59
Second Quarter	$16.49	$10.36
Third Quarter	$19.87	$15.06
Fourth Quarter	$18.85	$12.45

2015	High	Low
First Quarter	$22.00	$15.42
Second Quarter	$25.90	$16.04
Third Quarter	$39.01	$23.31
Fourth Quarter	$33.09	$6.84

The closing sale price of an A ordinary share, as reported by the New York Stock Exchange, on December 1, 2017 was $12.75. As of November 29, 2017, there were 229 holders of record of our A ordinary shares, not including owners of shares registered in nominee or street name.

DESCRIPTION OF SECURITIES BEING OFFERED

We are offering $122,500,000 aggregate principal amount of our senior convertible notes and warrants to purchase up to 2,000,000 of our A ordinary shares for a term of six months. The notes and warrants are being sold pursuant to the terms of a securities purchase agreement to be dated on or about December 4, 2017, between us and each investor in connection with this offering. This prospectus also covers 10,340,426 A ordinary shares issuable from time to time upon conversion or otherwise under the notes (including shares of common stock that may be issued as interest in lieu of cash payments) and upon exercise of the warrants. To obtain the number of A ordinary shares issuable from time to time upon conversion or otherwise under the notes that are covered under this prospectus, we have assumed that all payments under the notes will be made in A ordinary shares and a constant Conversion Price of $14.6875.

The following is a description of the material terms of the notes, the indenture, the warrants and our A ordinary shares. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture and the warrants, including the definitions of certain terms used therein. We urge you to read these documents and the securities purchase agreement because they, and not this description, define your rights as a holder of the notes and warrants. You may obtain copies of the notes, indenture, warrants and securities purchase agreement in “Where You Can Find More Information.”

Description of Notes

We will issue the Notes under an indenture to be dated as of the closing date of this offering, between us and Wilmington Savings Fund Society, FSB, as trustee, as supplemented by a first supplemental indenture thereto, to be dated as of the closing date of this offering. We refer to the indenture without supplement as the “base indenture.” We refer to the supplement to the base indenture as the “first supplemental indenture.” We refer to the base indenture as supplemented by the first supplemental indenture as the “indenture.” The terms of the Notes include those provided in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. Terms not defined in this description have the meanings given to them in the indenture or the Notes.

The Notes will be issued with an original issue discount. The Notes are not subject to defeasance. The Notes will be issued in certificated form and not as global securities.

In this section entitled “Description of Notes”, when we refer to “we”, “our” or “us”, we are referring to Eros International Plc and not to any of its subsidiaries.

Ranking

The Notes will be senior obligations of Eros International Plc and not the obligations of our subsidiaries. The Notes will be effectively subordinated to our future secured debt, if any, to the extent of the value of the collateral securing such future debt and to any indebtedness of our subsidiaries; equal in right of payment to our existing senior unsecured debt; equal in right of payment with certain current and future debt of ours and any future unsecured debt of ours that does not expressly provide that it is subordinated to the Notes; and senior to any future debt of ours that expressly provides that it is subordinated to the Notes.

Maturity Date

Unless earlier converted or redeemed, the Notes will mature on December 6, 2020 (the “Maturity Date”), subject to the right of the holders to extend the Maturity Date (i) if an event of default under the Notes has occurred and is continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an event of default under the Notes and (ii) for a period of 20 business days after the consummation of a fundamental transaction if certain events occur. If a holder elects to convert some or all of a Note, and the conversion amount would be limited pursuant to the Blocker Equity Condition (as defined below), the maturity date will automatically be extended until such time as the Blocker Equity Condition provision shall not limit the conversion of such Note.

Interest

The Notes will be issued with an original issue discount and will not bear interest except upon the occurrence (and during the continuance) of an event of default (as described below), in which case the Notes shall bear interest at a rate of 6.0% per annum.

Interest on the Notes is payable in arrears on (x) if prior to the initial Installment Date (as defined below) or after the Maturity Date, the first trading day of such calendar month or (y) if on or after the initial Installment Date, but on or prior to the Maturity Date, such Installment Date, if any, in such calendar month (each an “Interest Date”) and if unpaid on an Interest Date, shall compound on such Interest Date. Prior to the payment of interest on an Interest Date, interest on the Notes shall be payable by way of inclusion of the interest in the Conversion Amount (as defined below) on each Conversion Date (as defined below) or upon any redemption as described under “Optional Redemption on or After December 6, 2019” or any required payment upon any bankruptcy event of default

Late Charge

We are required to pay a late charge of 6% on any amount of principal or other amounts due which are not paid when due (except to the extent such amounts are then incurring interest at the default rate). Late charges are payable in arrears on each Installment Date. Late charges shall be payable by way of inclusion of the late charges in the Conversion Amount on each Conversion Date or upon any redemption as described under “Optional Redemption on or After December 6, 2019” or any required payment upon any bankruptcy event of default.

Conversion

All amounts due under the Notes are convertible at any time, in whole or in part, at the option of the holders into A ordinary shares at a conversion price (the “Conversion Price”) which is subject to adjustment as described below. A “Conversion Amount” consists of the sum of (x) the portion of the principal of the Note to be converted, redeemed or otherwise with respect to which a determination is made and (y) all accrued and unpaid interest with respect to such principal amount and accrued and unpaid late charges with respect to such principal amount and such interest, if any. The number of A ordinary shares issuable upon conversion of any Conversion Amount shall be determined by dividing (i) such Conversion Amount by (ii) the Conversion Price.

A “Conversion Date” is the date a holders shall deliver, for receipt on or prior to 4:00 p.m., New York time, on such date, a copy of an executed conversion notice to us and the Trustee.

The Notes are initially convertible into A ordinary shares at the initial Conversion Price of $14.6875 per share. The Conversion Price is subject to adjustment for stock splits, combinations or similar events, and as described below in “Issuance of Other Securities.”

If we fail to timely deliver A ordinary shares upon conversion of the Notes, we have agreed to pay “buy-in” damages of the converting holder.

Alternate Conversion

At any time during an Event of Default Redemption Right Period (as defined below) (or, if any event of default has occurred under any other indebtedness of us or any of our significant subsidiaries (taking into account any grace period provided therefor), any Event of Default Redemption Right Period that would be deemed to then exist assuming the acceleration of such indebtedness), a holder may, at the holder’s option, convert all, or any part of, the Conversion Amount into A ordinary shares at a price which shall be the lowest of (i) the applicable Conversion Price as in effect on the Conversion Date, and (ii) 80% of the lowest VWAP (as defined below) of our A ordinary shares on any trading day during the 5 trading day period ending and including the trading day immediately preceding the delivery or deemed delivery of the notice by holder of a notice of conversion.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on The New York Stock Exchange (or, if The New York Stock Exchange is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by us and the holder. If we and the holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures under the Note. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

Payment of Principal and Interest

We have agreed to make amortization payments with respect to the principal amount of each Note on each of the following dates, each an “Installment Date”:

•	initially, January 2, 2018;
•	the first trading day of each calendar month thereafter; and
•	the Maturity Date.

The amortizing portion of the principal of each Note will equal (i) for all Installment Dates other than the Maturity Date, the lesser of (x) $3,500,000 and (y) the principal amount then outstanding under the Note and (ii) on the Maturity Date, the principal amount then outstanding under the Note.

On each Installment Date, provided there has been no failure to satisfy the Equity Conditions (as defined below), we shall pay to the holder the applicable Installment Amount due on such date by converting such Installment Amount into A ordinary shares (an “Installment Conversion”); provided, that we may, at our option, pay the Installment Amount by redeeming such Installment Amount in cash (an “Installment Redemption”), or by any combination of an Installment Conversion and an Installment Redemption.

“Installment Amount” means the amortizing portion of the principal of each Note, any deferral amount or acceleration amount, all accrued and unpaid interest and accrued and unpaid late charges.

Acceleration and Deferral of Installment Amounts

The holder of a Note may, at the holder’s election by giving notice to us, defer the payment of the Installment Amount due on any Installment Date to another Installment Date, in which case the amount deferred will become part of such subsequent Installment Date.

On any day during the period starting on an Installment Date and ending on the trading day immediately prior to the next Installment Date, the holder of a Note may, at the holder’s election, convert other Installment Amounts (each, an “Acceleration”) at the Installment Conversion Price (as defined below) in effect on the Installment Date for such period, provided that a holder may not elect to effect an Acceleration during such installment period if either (x) the aggregate Accelerations (including the elected Acceleration) in such installment period exceeds three times the Installment Amount for such period or (y) the holder, after giving effect to such Acceleration, would have effected Accelerations, in the aggregate, of more than $63,000,000.

Monthly Amortization Payment Procedures

Installment Notices

On or prior to the 10th trading day prior to each Installment Date we are required to deliver a notice (each, a “Installment Notice”) which shall either (i) confirm that the applicable Installment Amount shall be converted in whole pursuant to an Installment Conversion or (ii) (A) state that we elect to redeem for cash, or are required to redeem for cash pursuant to the terms of the Notes, in whole or in part, the applicable Installment Amount and (2) specify the portion of such Installment Amount which we elect or are required to redeem pursuant to an Installment Redemption and the portion of the applicable Installment Amount, if any, with respect to which we will, and are permitted to, effect an Installment Conversion (a failure to deliver a notice is deemed to be a delivery of a conversion notice in full).

On the applicable Installment Date, for any portion of the Installment Amount subject to Installment Conversion, we are required to deliver to the holders of Notes an amount of A ordinary shares equal to that portion of the Installment Amount being converted divided by the lesser of (i) the Conversion Price then in effect, (ii) 90% of the VWAP of our A ordinary shares as of the trading day immediately preceding the applicable Installment Date and (iii) 90% of the lowest VWAP of our A ordinary shares of any trading day during the five trading day period ending and including the trading day immediately prior to the applicable Installment Date, which we refer to in this prospectus as the “Installment Conversion Price.”

Equity Conditions Failure Rights

If we are not permitted to deliver A ordinary shares with respect to an Installment Date due an Equity Conditions Failure (as defined below), the holder of a Note, at the holder’s option, may (x) require us to pay a cash payment of 110% of all or part of the Installment Amount subject to conversion and/or (y) declare the Installment Conversion null and void with respect to all or part of the Installment Amount, provided that the Conversion Price applicable to any such amount is adjusted to equal the lesser of (i) the Installment Conversion Price in effect on the date the holder voided the Installment Conversion and (ii) the Installment Conversion Price that would be in effect on the date on which the holder delivers a conversion notice with respect to such amount as if such date was an Installment Date.

“Equity Conditions Failure” means that, as applicable: (i) on any day during the period commencing 20 trading days prior to the date all of the holders receive the applicable Installment Notice through the later of the applicable Installment Date and the date on which the applicable A ordinary shares are actually delivered to the holder, the Equity Conditions (as defined below) have not been satisfied (or waived in writing by the holder) (assuming, for such purpose, the Blocker Equity Condition is satisfied by any A ordinary shares in excess of the Maximum Percentage being held by the Company in abeyance or the applicable Installment Amount is deferred in accordance with the terms of the Notes) or (ii) on any day during the period commencing 20 trading days prior to the date all of the holders received the Optional Redemption Notice through the redemption date, the Equity Conditions have not been satisfied (or waived in writing by the holder) (assuming, for such purpose, the Blocker Equity Condition is satisfied by any A ordinary shares in excess of the Maximum Percentage being held by the Company in abeyance or the applicable Installment Amount is deferred in accordance with the terms of the Notes).

Equity Conditions

We will have the option to pay an Installment Amount in A ordinary shares or redeem the Notes as described under “Optional Redemption on or After December 6, 2019” only if all of the following equity conditions are satisfied (or waived by the holders of the Notes), which we refer to in this prospectus as the “Equity Conditions”:

•	during the 30 calendar day period immediately before the date of determination and ending on and including the date of determination (such period, the “Equity Conditions Measuring Period”), A ordinary shares issuable upon conversion of the Notes and exercise of the Warrants shall have been reserved for listing or designated for quotation on an exchange or market permitted by the Notes, and shall not have been suspended from trading on the exchange or market (other than suspensions of not more than two days due to business announcements by us) nor shall delisting or suspension by the exchange or market (a) have been threatened in writing by the exchange or market (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or (b) be reasonably likely to occur or pending as evidenced by us falling below the minimum listing maintenance requirements of the exchange or market on which our A ordinary shares are then listed or designated for quotation (as applicable);

•	during the Equity Conditions Measuring Period, we shall have delivered all A ordinary shares issuable upon conversion of the Notes and upon exercise of the Warrants on a timely basis;
•	the A ordinary shares used to make the payment may be issued without violating the Blocker Equity Condition (as defined below);
•	the A ordinary shares used to make the payment may be issued without violating the regulations of the eligible exchange or market on which our A ordinary shares are listed or designated for quotation;
•	on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated;
•	the holder must not be in (and no other holder of Notes shall be in) possession of any material, non-public information provided by us;
•	the volume weighted average price of our A ordinary shares on any trading day during the 20 trading day period ending on the trading day immediately preceding the date of determination is not less than $4.00 (as adjusted for stock splits, stock dividends, stock combinations and other similar transactions);
•	the aggregate daily dollar trading volume (as reported on Bloomberg) of our A ordinary shares on The New York Stock Exchange on any trading day during 20 trading day period ending on the trading day immediately preceding such date of determination is less than $1,500,000 (as adjusted for any share splits, share dividends, share combinations, recapitalizations or other similar transactions);
•	we shall have a sufficient number of authorized and unreserved A ordinary shares to satisfy our obligation to reserve for issuance upon conversion of the Notes at least a number of A ordinary shares equal to 150% of the number of A ordinary shares as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (without regard to any limitations on conversions and assuming such Notes remain outstanding until the Maturity Date) (failure to have such a number of shares being an “Authorized Share Failure”);
•	all A ordinary shares used to make the payment are available under our Memorandum of Association and Articles of Association, as applicable, and reserved to be issued pursuant to the Notes;
•	all A ordinary shares used to make the payment may be issued in full without resulting in an Authorized Share Failure;
•	on each date during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an event of default or an event that with the passage of time or giving of notice would constitute an event of default;
•	the A ordinary shares used to make the payment are duly authorized and listed and eligible for trading without restriction on an eligible exchange or market and
•	the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program.

If we have elected to pay an Installment Amount in A ordinary shares and we cannot make such payment in A ordinary shares because any of the Equity Conditions described above is not satisfied and the holders of the Notes do not elect to exercise their rights described under the heading “Equity Conditions Failure Rights” above, we must make the payment in cash.

Optional Redemption on or After December 6, 2019

On or after December 6, 2019, so long as (x) the VWAP of our A ordinary shares on The New York Stock Exchange exceeds $18.3594 (as adjusted for stock splits, stock dividends, recapitalizations and similar events) for at least 10 consecutive trading days, and (y) no Equity Conditions Failure then exists, we have the right to redeem all, but not less than all, of the remaining Conversion Amount (the “Optional Redemption Amount”) on the redemption date. The portion of the Notes subject to redemption shall be redeemed in cash at a price (the “Optional Redemption Price”) equal to 100% of the Conversion Amount being redeemed as of the redemption date.

We will send written notice (the “Optional Redemption Notice”) of any such redemption to all, but not less than all, of the holders of Notes not less than 20 nor more than 60 trading days before the redemption date by facsimile or electronic mail and overnight courier. This notice will, among other things:

•	state the date on which the redemption shall occur;
•	certify no Equity Conditions Failure then exists; and
•	state the aggregate Conversion Amount of the Notes which is being redeemed.

We may deliver only one Optional Redemption Notice and such Optional Redemption Notice shall be irrevocable, except as set forth in the Notes.

Notwithstanding anything herein to the contrary, if an Equity Conditions Failure occurs at any time prior to the date of the redemption, (A) we will send holders a notice to that effect and (B) unless a holder waives the Optional Redemption Minimum Price Failure and/or the Equity Conditions Failure, as applicable, the redemption shall be cancelled and the applicable Optional Redemption Notice shall be null and void; provided that we may thereafter exercise our right to redeem the Notes as described herein so long as we are able to satisfy the conditions set forth herein.

At any time prior to the date the Optional Redemption Price is paid, in full, a holder may convert its Optional Redemption Amount, in whole or in part, into A ordinary shares. All amounts converted by a holder after the date all of the holders received the Optional Redemption Notice shall reduce the Optional Redemption Amount required to be redeemed on the redemption date.

We will have no right to effect an optional redemption if any event of default has occurred and continuing.

Events of Default

Under the terms of the first supplemental indenture, the events of default contained in the base indenture shall not apply to the Notes. Rather, each of the following events contained in the Notes will constitute an event of default with respect to the Notes and each of the events in clauses (vi), (vii) and (viii) shall constitute a “Bankruptcy Event of Default”:

(i)	the suspension (or threatened suspension) from trading or the failure (or threatened failure) of our A ordinary shares to be trading or listed on an eligible market or exchange for more than 5 consecutive trading days;
(ii)	we have not issued A ordinary shares due upon conversion of a Note or exercise of a Warrant for more than 5 trading days;
(iii)	except to the extent permitted in the indenture, for 10 consecutive days a holder’s Authorized Share Allocation (as defined below) has been less than (A) the number of A ordinary shares that the holder would be entitled to receive upon a conversion of the full remaining principal amount of its Note and all accrued and unpaid interest and late charges with respect to such principal amount (without regard to any limitations on conversion) , and (B) the number of A ordinary shares that the holder would be entitled to receive upon exercise in full of the holder’s Warrants (without regard to any limitations on exercise set forth in the Warrants);

(iv)	we have failed to pay to a holder of a Note any amount of principal, interest, late charges or other amounts when and as due (including the failure to pay any redemption payments), except, in the case of a failure to pay interest, late charges or other amounts due (other than principal) when and as due, in which case only if such failure remains uncured for a period of at least 5 trading days;
(v)	any of our indebtedness or the indebtedness of any of our significant subsidiaries, in an outstanding principal amount, individually or in the aggregate, in excess of $10,000,000 (or its equivalent in any other currency) is not paid at final maturity (or when otherwise due) or is accelerated, and such indebtedness is not discharged (or such default in payment or acceleration is not cured or rescinded) within five days after such due date or acceleration, as the case may be;
(vi)	bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against us or our significant subsidiaries and, if instituted against us or any such significant subsidiary by a third party, shall not be dismissed within 45 days of their initiation;
(vii)	the commencement by us or our significant subsidiaries of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of us or any such significant subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any such significant subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by us or any such significant subsidiary in furtherance of any such action or the taking of any action by any person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;
(viii)	the entry by a court of (i) a decree, order, judgment or other similar document in respect of us or any of our significant subsidiaries of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging us or any such significant subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of us or any such subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any such significant subsidiary or of any substantial part of its or their property, or ordering the winding up or liquidation of its affairs, and, the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of 45 consecutive days;
(ix)	a final judgment or judgments, for the payment of money aggregating in excess of $10,000,000 are rendered against us and/or any of our significant subsidiaries and which judgments are not, within 45 days after the entry thereof, bonded, discharged, settled or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000,000 amount set forth above so long as we have notified such insurer or indemnity provider of such judgment and such insurer or indemnity provider has not denied coverage;
(x)	other than as specifically set forth in this list of events of default, we breach any covenant or other term or condition of any document related to the purchase of the Notes, except in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of 5 consecutive trading days;

(xi)	any representation or warranty made or deemed made by us (including any representation or warranty regarding any of our significant subsidiaries) in any document related to the purchase of the Notes shall prove to have been inaccurate in any material respect (without duplication of any “materiality” or similar qualifiers set forth therein) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date);
(xii)	a false or inaccurate certification (including a false or inaccurate deemed certification) by us that either (A) the Equity Conditions are satisfied (other than the Blocker Equity Condition), (B) there has been no Equity Conditions Failure (other than the Blocker Equity Condition) or (C) as to whether any Event of Default has occurred; or
(xiii)	any breach or failure in any respect by us or any of our subsidiaries to comply with any provision of Section 14 of the Notes.

If an event of default occurs, at any time after the earlier of a holder’s receipt of a notice of an Event of Default and such holder becoming aware of an Event of Default and ending on the earlier of (i) the date such Event of Default is waived by the Required Holders (as defined below) or all the holders, as applicable and (ii) the 20th trading day after the later of (x) the date such Event of Default is cured and (y) the holder’s receipt of a notice of an Event of Default described in the Notes (such period, an “Event of Default Redemption Right Period”), a holder may force us to redeem all or any portion of its Note (including all accrued and unpaid interest thereon), in cash, at a price equal to the greater of (i) up to 110% of the Conversion Amount being redeemed and (ii) the product of the following: (a) the Conversion Rate (as defined below) multiplied by (b)  the highest closing sale price of our A ordinary shares on any trading day during the period beginning on the date immediately before the event of default and ending on the date of redemption. The “Conversion Rate” is determined by dividing the Conversion Amount by the Conversion Price.

Notwithstanding anything to the contrary herein, and notwithstanding any conversion that is then required or in process, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, we shall immediately pay to the holder an amount in cash representing (i) 110% of all outstanding principal, in addition to any and all accrued and unpaid interest and accrued and unpaid late charges on such principal and interest, and any other amounts due under the Notes, without the requirement for any notice or demand or other action by the holder or any other person or entity, provided that the holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part.

Fundamental Transactions

The Notes prohibit us from entering into a Fundamental Transaction, unless the successor entity assumes in writing all of our obligations under the Notes under a written agreement.

In the event of transactions involving a Change of Control, the holder of a Note will have the right to force us to redeem all or any portion of its Note (including all accrued and unpaid thereon) at a price equal to the greater of (i) 110% of the amount being redeemed, (ii) the product of (A) the amount being redeemed multiplied by (B) the quotient of (1) the highest closing sale price of our A ordinary shares during the period beginning on the date immediately before the earlier to occur of (x) the completion of the Change of Control and (y) the public announcement of the Change of Control and ending on the date the holder delivers the Change of Control redemption notice divided by (2) the Conversion Price then in effect, or (iii) the product of (A) the amount being redeemed multiplied by (B) the quotient of (1) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per A ordinary share to be paid to the holders of A ordinary shares upon the completion of the change of control divided by (2) the Conversion Price then in effect.

“Change of Control” means any Fundamental Transaction other than (i) any merger of us or any of our, direct or indirect, wholly-owned subsidiaries with or into any of the foregoing persons, (ii) any reorganization, recapitalization or reclassification of our voting shares in which the Founders Group holds at least a majority of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of us or any of our significant subsidiaries or (iv) a merger in connection with a bona fide acquisition by us of any person in which the Founders Group collectively own at least 51% of our voting shares after such merger.

“Fundamental Transaction” means (A) that we shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the us and our subsidiaries on a consolidated basis to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow us to be subject to or have our voting shares be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the aggregate ordinary voting power of the outstanding voting shares, (y) 50% of the aggregate ordinary voting power of the outstanding voting shares calculated as if any voting shares held by all Subject Entities making or party to, or affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of voting shares such that all Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) of at least 50% of the aggregate ordinary voting power of the outstanding voting shares or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, either (x) at least 50% of the aggregate ordinary voting power of the outstanding voting shares, (y) at least 50% of the aggregate ordinary voting power of the outstanding voting shares calculated as if any voting shares held by all the Subject Entities making or party to, or affiliated with any Subject Entity making or party to, such stock or share purchase agreement or other business combination were not outstanding; or (z) such number of voting shares such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the aggregate ordinary voting power of the outstanding voting shares, or (B) that we shall, directly or indirectly, including through subsidiaries, affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding voting shares, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding voting shares, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding voting shares not held by all such Subject Entities as of the date of the Notes calculated as if any voting shares, as applicable, held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding voting shares or other of our equity securities sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other of our shareholders to surrender their voting shares without approval of our shareholders; provided that, the mere ownership by, and any transfer of voting shares among, any Permitted Holder, Family Controlled Entity or the Founders Group, will not constitute a Fundamental Transaction hereunder except with respect to a change of “beneficial ownership” (as determined under Section 13(d) of the 1934 Act) that results in a Person other than any Permitted Holder, Family Controlled Entity or the Founders Group controlling more than 50% of the aggregate ordinary voting power of our voting shares.

“Family Controlled Entity” means (i) any company in which Permitted Holders or any Permitted Holder hold (collectively or individually) the power to elect all of the members of the board of directors of such entity and hold, collectively, at least a majority of the value of its issued shares; (ii) any partnership in which Permitted Holders or any Permitted Holder hold (collectively or individually) the sole right to direct the voting of B ordinary shares held by such partnership and hold, collectively, at least a majority of the economic interest in the partnership interests in such partnership; and (iii) any limited liability or similar company if Permitted Holders or any Permitted Holder hold (collectively or individually) the sole right to direct the voting of B ordinary shares held by such limited liability or similar company and hold, collectively, at least a majority of the economic interest of such limited liability or similar company.

“Family Trust” means any trust the sole beneficiaries of which are Arjan Lulla or Vijay Ahuja, the spouses of Arjan Lulla and Vijay Ahuja, Descendants, spouses of Descendants and their respective estates, guardians, or conservators.

“Founders Group” means to (i) Beech Investments Limited; (ii) the trustees of the Olympus Trust; (iii) Arjan Lulla and Vijay Ahuja and their respective estates, guardians, or conservators; (iv) the spouses of Arjan Lulla and Vijay Ahuja and their estates, guardians, or conservators; (v) each descendant of Arjan Lulla and Vijay Ahuja (each, a “Descendant”) and their respective estates, guardians, or conservators; (vi) any Family Controlled Entity; (vii) the trustees, solely in their respective capacities as such, of any Family Trust; and (viii) any custodian or bare nominee for any person referenced in clauses (i) through (vii) herein (each, a “Permitted Holder”).

“Subject Entity” means any person, persons or “group” or any affiliate or associate of any such person, persons or “group.”

Issuance of Purchase Rights

If at any time we grant, issue or sell any options, convertible securities or rights to purchase shares, warrants, securities or other property pro rata to all or substantially all of the record holders of A ordinary shares (the “Purchase Rights”), then a holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of A ordinary shares acquirable upon complete conversion of its Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of A ordinary shares are to be determined for the grant, issue or sale of such Purchase Rights.

To the extent that a holder’s right to participate in any such Purchase Right would result in the holder and the other Attribution Parties exceeding the Maximum Percentage, then the holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage and such Purchase Right to such extent shall be held in abeyance for the benefit of the holder until such time or times, if ever, as its right thereto would not result in the holder and the other Attribution Parties exceeding the Maximum Percentage.

Other Corporate Events

Prior to or concurrently with the consummation of any specified transactions involving a change of control pursuant to which holders of A ordinary shares are entitled to receive securities or other assets with respect to or in exchange for A ordinary shares we shall make appropriate provision to ensure that the holder will thereafter have the right to receive upon a conversion of its Note, such securities or other assets to which the holder would have been entitled with respect to such A ordinary shares had such A ordinary shares been held by the holder upon the consummation of such transaction (without taking into account any limitations or restrictions on the convertibility of its Note).

Issuance of Other Securities

If and whenever we issue or sell (or are deemed to have issued or sold) any A ordinary shares (including the issuance or sale of A ordinary shares owned or held by or for our account, but excluding any excluded securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale, then, immediately after such issuance or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price.

If we sell or issue any securities with “floating” conversion prices based on the market price of our common stock, a holder of a Note will have the right thereafter to substitute the “floating” conversion price for the Conversion Price upon conversion of all or part of the Note. In addition, from and after the date the Company sells or issues any such securities, for purposes of calculating the Installment Conversion Price as of any time of determination, the “Conversion Price” as used therein shall mean the lower of (x) the Conversion Price as of such time of determination and (y) the “floating” conversion price as of such time of determination.

We may at any time, with the prior written consent of the holders of a majority of the Underlying Securities (as defined below) as of such time (excluding any Underlying Securities held by us or any of our subsidiaries and excluding any purchasers of Underlying Securities, unless pursuant to a written assignment by a holder) issued or issuable hereunder or pursuant to the Notes and/or the Warrants, reduce the then current Conversion Price of each of the Notes to any amount and for any period of time deemed appropriate by our board of directors.

Covenants

Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, (a) we may not incur, or permit to exist, any indebtedness (or indebtedness of our subsidiaries) that limits or prohibits any term or condition of this Note or any document related to the purchase of the Notes, or result in, or would reasonably be expected to result in, a breach or default under the Notes or the Warrants or (b) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (c) issue any other securities (not including indebtedness that is not, directly or indirectly, convertible into A ordinary shares or our other share capital) that would cause, or would reasonably be expected to cause, a breach or default under the Notes or the Warrants.

Participation Rights

The holders of the Notes are entitled to receive any dividends paid or distributions (“Distributions”) made to the holders of our A ordinary shares on an “as if converted to A ordinary share” basis.

To the extent that a holder’s right to participate in any such Distributions would result in the holder and the other Attribution Parties exceeding the Maximum Percentage, then the holder shall not be entitled to participate in such Distributions to the extent of the Maximum Percentage and such Distributions to such extent shall be held in abeyance for the benefit of the holder until such time or times, if ever, as its right thereto would not result in the holder and the other Attribution Parties exceeding the Maximum Percentage.

Limitations on Conversion and Issuance

A holder shall not have the right to convert any portion of a Note to the extent that, after giving effect to such conversion, the holder together with the other Attribution Parties (as defined below) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of our A ordinary shares outstanding immediately after giving effect to such conversion (the “Blocker Equity Condition”). The Maximum Percentage may be raised or lowered to any other percentage not in excess of 9.99% and less than 4.99% at the option of the selling security holder, except that any raise will only be effective upon 61-days’ prior notice to us.

“Attribution Parties” means, collectively, the following persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after December 6, 2017, directly or indirectly managed or advised by the holder’s investment manager or any of its affiliates or principals, (ii) any direct or indirect affiliates of the holder or any of the foregoing, (iii) any person acting or who could be deemed to be acting as a group together with the holder or any of the foregoing and (iv) any other persons whose beneficial ownership of our A ordinary shares would or could be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act.

Changes to the Base Indenture and the First Supplemental Indenture

We and the trustee may amend or supplement the base indenture with the consent of the Holders of at least a majority in principal amount of the outstanding Notes affected by the amendment (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Changes to the Notes

Each Note may not be changed or amended without the prior written consent of the holders of Notes representing at least 51% of the aggregate principal amount of the Notes then outstanding; provided that, that no such change, waiver or, as applied to any of the Notes held by any particular holder of Notes, shall, without the written consent of that particular holder, (i) reduce the amount of principal, reduce the amount of accrued and unpaid interest, or extend the Maturity Date, of the Notes, (ii) disproportionally and adversely affect any rights under the Notes of any holder of Notes; or (iii) modify any of the provisions of, or impair the right of any holder of Notes to consent to such amendments.

Information Concerning the Trustee

We have appointed Wilmington Savings Fund Society, FSB, the trustee under the indenture. The sole duty of the trustee is to act as the Notes registrar. We will act as payment agent under the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture provides that if and when the trustee becomes our creditor (or any other obligor under the Notes), the trustee shall be subject to the provisions of the Trust Indenture Act regarding collection of claims against us (or any obligor).

Reports

So long as any Notes are outstanding, we will be required to deliver to the trustee, within 15 days after filing with the Securities and Exchange Commission, copies of our annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Securities and Exchange Commission may from time to time by rules and regulations prescribe) which we are required to file with the Securities and Exchange Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. Documents filed by us with the Securities and Exchange Commission via its EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are so filed. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any of the Notes are outstanding we must continue to file with the Securities and Exchange Commission, in accordance with the rules and regulations prescribed from time to time by the Securities and Exchange Commission, such of the supplementary and periodic information, documents and reports which may be required under Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (unless the Securities and Exchange Commission will not accept such a filing) and make such information available to the trustee, the holders of the Notes, securities analysts and prospective investors.

Form, Denomination and Registration

The Notes will be issued: (i) in certificated form; (ii) without interest coupons; and (iii) in minimum denominations of $1,000 principal amount and whole multiples of $1,000.

Governing Law

The indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflicts of law principles.

Excluded Provisions of the Base Indenture

We have elected, through the first supplemental indenture, that none of the following provisions of the base indenture shall be applicable to the Notes and any analogous provisions (including definitions related thereto) of the first supplemental indenture shall govern:

•	Definition of “Affiliate” in Section 1.01;
•	Definition of “Business Day” in Section 12.07;
•	Definition of “Event of Default” in Section 6.01; and
•	Definition of “Subsidiary” in Section 1.01.
•	Section 2.14 (Deposit of Moneys);
•	Section 3.02 (Selection of Securities to be Redeemed);
•	Section 3.05 (Deposit of Redemption Price);
•	Section 6.01 (Events of Default);
•	Section 6.02 (Acceleration);
•	Section 6.04 (Waiver of Existing Defaults);
•	Section 6.06 (Limitation on Suits);
•	Article Eight (Discharge of Indenture); and
•	Section 10.01 (Without Consent of Holders).

Description of Warrants

We are offering warrants that will entitle the holders of the warrants to purchase, in aggregate, up to 2,000,000 A ordinary shares. The warrants will be exercisable upon their issuance and will expire six months from the date of their issuance. The warrants will initially be exercisable at an exercise price equal to $14.375 per A ordinary share, subject to certain adjustments. The warrants may be exercised for cash, provided that, if there is no effective registration statement available registering the exercise of the warrants, the warrants may be exercised on a cashless basis. This prospectus supplement also covers the A ordinary shares issuable from time to time upon exercise of the warrants.

The exercise price is subject to adjustment for stock splits, combinations and similar events, and, in any such event, the number of A ordinary shares issuable upon the exercise of the warrant will also be adjusted so that the aggregate exercise price shall be the same immediately before and immediately after any such adjustment. In addition, the exercise price is also subject to an anti-dilution adjustment if we issue or are deemed to have issued securities at a price lower than the then applicable exercise price. Further, if we sell or issue any securities with “floating” conversion prices based on the market price of our common stock, a holder of a warrant will have the right thereafter to substitute the “floating” conversion price for the exercise price upon exercise of all or part the warrant.

The warrants require “buy-in” payments to be made by us for failure to deliver any A ordinary shares issuable upon exercise.

Limitations on Exercise

The warrants include a blocker provision that provides a warrant may not be exercised if, after giving effect to the exercise, the holder of the warrant being exercised, together with its affiliates, would beneficially own in excess of 4.99% of our outstanding A ordinary shares. This blocker provision may be raised or lowered to any other percentage not below 4.99% or in excess of 9.99%, except that any increase will only be effective upon 61-days’ prior notice to us.

Participation Rights

The holders of the warrants are entitled to receive any dividends paid or distributions made to the holders of our A ordinary shares on an “as if converted” basis.

Purchase Rights

If we issue options, convertible securities, warrants, shares, or similar securities to holders of our A ordinary shares, each Warrant holder has the right to acquire the same as if the holder had exercised its warrant.

Fundamental Transactions

The warrants prohibit us from entering into specified fundamental transactions unless the successor entity assumes all of our obligations under the warrants under a written agreement before the transaction is completed. Upon specified corporate events, a warrant holder will thereafter have the right to receive upon an exercise such shares, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of the applicable corporate event had the warrant been exercised immediately prior to the applicable corporate event. When there is a transaction involving specified changes of control, a warrant holder will have the right to force us to repurchase the holder’s warrant for a purchase price in cash equal to the Black Scholes value, as calculated under the warrants, of the then unexercised portion of the warrant.

Description of A Ordinary Shares

This prospectus also covers the A ordinary shares issuable from time to time upon exercise of the warrants.

We were incorporated in the Isle of Man as Eros International Plc on March 31, 2006 under the Isle of Man Companies 1931 Act, or the 1931 Act, as a public company limited by shares. Effective as of September 29, 2011, we were de-registered under the 1931 Act and re-registered as a company limited by shares under the Isle of Man 2006 Companies Act, or the 2006 Act. The 2006 Act provides that re-registration does not prejudice or affect in any way the continuity or legal validity of a company.

Unless our board of directors shall otherwise direct, the share capital available for issue is GBP 30,000,000 divided into 100,000,000 ordinary shares designated as either A ordinary shares or B ordinary shares. The maximum number of B ordinary shares which may be issued is 13,712,715 B ordinary shares.

On November 29, 2017, 51,526,360 A ordinary shares and 9,712,715 B ordinary shares were issued and outstanding.

The following is a description of the material provisions of our ordinary shares and the other material terms of our articles of association and certain provisions of Isle of Man law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association, copies of which have been filed with the SEC.

Dividends

Holders of our A ordinary shares and B ordinary shares whose names appear on the register on the date on which a dividend is declared by our board of directors are entitled to such dividends according to the shareholders’ respective rights and interests in our profits and subject to the satisfaction of the solvency test contained in the 2006 Act. Any such dividend is payable on the date declared by our board of directors, or on any other date specified by our board of directors. Under the 2006 Act, a company satisfies the solvency test if (a) it is able to pay its debts as they become due in the normal course of its business and (b) the value of its assets exceeds the value of its liabilities. Under certain circumstances, if dividend payments are returned to us undelivered or left uncashed, we will not be obligated to send further dividends or other payments with respect to such ordinary shares until that shareholder notifies us of an address to be used for the purpose. In the discretion of our board of directors, all dividends unclaimed for a period of twelve months may be invested or otherwise used by our board of directors for our benefit until claimed (and we are not a trustee of such unclaimed funds) and all dividends unclaimed for a period of twelve years after having become due for payment may be forfeited and revert to us.

Voting Rights

Each A ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, and each B ordinary share is entitled to ten votes. In order to vote at any meeting of shareholders, a holder of B ordinary shares will first be required to certify that it is a permitted holder as defined in our articles.

General Meetings

Unless unanimously approved by all shareholders entitled to attend and vote at the meeting, all general meetings for the approval of a resolution appointing a director may be convened by our board of directors with at least 21 days’ notice (excluding the date of notice and the date of the general meeting), and any other general meeting may be convened by our board of directors with at least 14 days’ notice (excluding the date of notice and the date of the general meeting). A quorum required for any general meeting consists of shareholders holding at least 30% of our issued share capital. The concept of “ordinary,” “special” and “extraordinary” resolutions is not recognized under the 2006 Act, and resolutions passed at a meeting of shareholders only require the approval of shareholders present in person or by proxy, holding in excess of 50% of the voting rights exercised in relation thereto. However, as permitted under the 2006 Act, our articles of association incorporate the concept of a “special resolution” (requiring the approval of shareholders holding 75% or more of the voting rights exercised in relation thereto) in relation to certain matters, such as directing the management of our business (subject to the provisions of the 2006 Act and our articles), sanctioning a transfer or sale of the whole or part of our business or property to another company (pursuant to the relevant section of the 1931 Act) and allocating any shares or other consideration among the shareholders in the event of a winding up.

Rights to Share in Dividends

Our shareholders have the right to a proportionate share of any dividends we declare.

Limitations on Right to Hold Shares

Our board of directors may determine that any person owning shares (directly or beneficially) constitutes a “prohibited person” and is not qualified to own shares if such person is in breach of any law or requirement of any country and, as determined solely by our board of directors, such ownership would cause a pecuniary or tax disadvantage to us, another shareholder or any of our other securities. Our board of directors may direct the prohibited person to transfer the shares to another person who is not a prohibited person. Any such determination made or action taken by our board of directors is conclusive and binding on all persons concerned, although in the event of such a transfer, the net proceeds of the sale of the relevant shares, after payment of our costs of the sale, shall be paid by us to the previous registered holders of such shares or, if reasonable inquiries failed to disclose the location of such registered holders, into a trust account at a bank designated by us, the associated costs of which shall be borne by such trust account. A prohibited person would have the right to apply to the Isle of Man Court if he or she felt that our board of directors had not complied with the relevant provisions of our articles of association.

Our articles also identify certain “permitted holders” of B ordinary shares. Any B ordinary shares transferred to a person other than a permitted holder will, immediately upon registration of such transfer, convert automatically into A ordinary shares. In addition, if, at any time, the aggregate number of B ordinary shares in issue constitutes less than 10% of the aggregate number of A ordinary shares and B ordinary shares in issue, all B ordinary shares in issue will convert automatically into A ordinary shares on a one-for-one basis.

Untraceable Shareholders

Under certain circumstances, if any payment with respect to any ordinary shares has not been cashed and we have not received any communications from the holder of such ordinary shares, we may sell such ordinary shares after giving notice in accordance with procedures set out by our articles to the holder of the ordinary shares and any relevant regulatory authority.

Action Required to Change Shareholder Rights or Amend Our Memorandum or Articles of Association

All or any of the rights attached to any class of our ordinary shares may, subject to the provisions of the 2006 Act, be amended either with the written consent of the holders of 75% of the issued shares of that class or by a special resolution passed at a general meeting of the holders of shares of that class. Furthermore, our memorandum and articles of association may be amended by a special resolution of the holders of 75% of the issued shares.

Liquidation Rights

On a return of capital on winding up, assets available for distribution among the holders of ordinary shares will be distributed among holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Minority Shareholder Protections

Under the 2006 Act, if a shareholder believes that the affairs of the company have been or are being conducted in a manner that is unfair to such shareholder or unfairly prejudicial or oppressive, the shareholder can seek a range of court remedies including winding up the company or setting aside decisions in breach of the 2006 Act or the company’s memorandum and articles of association. Further, if a company or a director of a company breaches or proposes to breach the 2006 Act or its memorandum or articles of association, then, in response to a shareholder’s application, the Isle of Man Court may issue an order requiring compliance with the 2006 Act or the memorandum or articles of association; alternatively, the Isle of Man Court may issue an order restraining certain action to prevent such a breach from occurring.

The 2006 Act also contains provisions that enable a shareholder to apply to the Isle of Man Court for an order directing that an investigation be made of a company and any of its associated companies.

Anti-takeover Effects of Our Dual Class Structure

As a result of our dual class structure, our founders group, which includes Beech Investments Limited, Kishore Lulla and Vijay Ahuja, and our executives and employees will have significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

U.K. Code on Takeovers and Mergers

The City Code on Takeovers and Mergers, or the City Code, will apply to us, if the UK Panel on Takeovers and Mergers, or the Panel, considers that our place of central management and control is in the United Kingdom, the Channel Islands or the Isle of Man. Under the City Code (amongst other rules designated to protect shareholders), if an acquisition of interests in the A ordinary shares and/or B ordinary shares were to increase the aggregate holding of an acquirer and persons acting in concert with it to an interest in the A ordinary shares and/or B ordinary shares carrying 30% or more of the voting rights exercisable at a general meeting of the Company, the acquirer and, depending upon the circumstances, persons acting in concert with it, would be required (except with the consent of the Panel) to make a cash offer (or an offer with a cash alternative) for the outstanding A ordinary shares and B ordinary shares and any other equity share capital we have issued at a price not less than the highest price paid for any interest in the A ordinary shares or B ordinary shares (as applicable) by the acquirer or persons acting in concert with it during the 12 months prior to the announcement of the offer. Offers for different classes of equity share capital must be comparable and the Panel should be consulted in advance in such cases. A similar obligation to make such a mandatory offer would also arise on the acquisition of an interest in A ordinary shares and/or B ordinary shares by a person holding (together with persons acting in concert with it) an interest in A ordinary shares and/or B ordinary shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition was to increase the percentage of shares carrying voting rights in which it is interested.

Indian Takeover Regulations

The takeover regulations came into effect on October 22, 2011, superseding the earlier takeover regulations. For further discussion of these regulations, see the discussion in the section “Regulation—Material Indian Regulation—Indian Takeover Regulations” contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description, and that is incorporated by reference.

Compulsory Acquisitions under the 2006 Act

Under the 2006 Act, where a scheme or contract involving the acquisition of a company’s shares has within sixteen weeks after the making of the offer been approved by the holders of not less than 90% in value of the shares affected, the acquiring party may, within eight weeks after the expiration of the sixteen-week period, by notice to the remaining shareholders compulsorily acquire their shares. The dissenting shareholders may, however, within one month of the date of the notice, apply to court for relief.

Differences in Corporate Law

A chart summarizing certain material differences between the rights of holders of our A ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the State of Delaware that result from differences in governing documents and the laws of Isle of Man and Delaware is contained in our Annual Report on Form 20-F for the year ended March 31, 2017 and is incorporated by reference.

Changes in Capital

The conditions in our articles of association governing changes in capital are not more stringent than as required under the 2006 Act. Our articles of association provide that our directors may, by resolution, alter our share capital. The 2006 Act subjects any reduction of share capital to the statutory solvency test. The 2006 Act provides that a company satisfies the solvency test if it is able to pay its debts as they become due in the normal course of the company’s business and where the value of the company’s assets exceeds the value of its liabilities.

DIVIDEND POLICY

We currently intend to retain any future earnings and do not expect to pay dividends on our ordinary shares. The amount of our future dividend payments, if any, will depend upon our satisfaction of the solvency test contained in the Isle of Man 2006 Companies Act, our future earnings, financial condition, cash flows, working capital requirements and capital expenditures. Additionally, we are restricted by the terms of certain of our current debt financing facilities and may be restricted by the terms of any future debt financings in relation to the payment of dividends.

PLAN OF DISTRIBUTION

We are offering the notes, warrants and A ordinary shares issuable under the notes (upon conversion, in lieu of interest payments or otherwise) or exercise of the warrants, in a takedown from our shelf registration statement pursuant to this prospectus supplement and the accompanying prospectus. We are entering into a securities purchase agreement directly with each investor containing certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates addressed to the investors. Definitive prospectus supplements will be distributed to all investors who agree to purchase the securities. We may distribute this prospectus supplement and the accompanying prospectus electronically.

We currently anticipate that closing of the purchase and sale of the securities will take place on or about December 6, 2017. The estimated offering expenses payable by us are approximately $1,000,000, which includes legal, accounting and printing costs and various other fees associated with registering the securities.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations to U.S. holders (as defined below) of the purchase, ownership and disposition of the notes, the warrants and the shares of our A ordinary shares into which the notes may be converted and which may be issued upon exercise of the warrants. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date of this offering memorandum, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service (the “IRS”) so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a note, warrant or share of our A ordinary shares held as a capital asset within the meaning of Section 1221 of the Code by a beneficial owner, only with notes and warrants purchased on original issuance at the first price at which a substantial portion of the notes and warrants is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers and only with A ordinary shares received by a U.S. holder upon a conversion of the notes. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, brokers, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt or governmental entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;
•	tax consequences to persons holding notes, warrants or shares of our A ordinary shares as a part of a hedging, integrated, conversion, constructive sale or similar transaction or a straddle;
•	tax consequences to U.S. holders of notes, warrants or shares of A ordinary shares whose “functional currency” is not the U.S. dollar;
•	persons that own, or are deemed to own, 10% or more of the total combined voting power of all classes of stock entitled to vote of the Company;
•	tax consequences to pass-through entities and investors in pass-through entities;
•	tax consequences to certain former citizens or residents of the United States;
•	tax consequences to employee stock ownership plans;
•	tax consequences to controlled foreign corporation, foreign personal holding companies, passive foreign investment companies, or corporations that accumulate earnings to avoid U.S. federal income tax;
•	tax consequences to persons other than U.S. holders;
•	alternative minimum tax consequences, if any;
•	any state, local or foreign tax consequences; and
•	U.S. federal taxes, such as estate and gift taxes, other than U.S. federal income taxes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds notes, warrants or shares of our A ordinary shares, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding notes, warrants or shares of our A ordinary shares, and partners in such partnerships, should consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of notes, warrants or shares of our A ordinary shares.

Holders considering the purchase of notes and warrants should consult their tax advisors concerning the U.S. federal income tax consequences to them in light of their own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes, warrants or shares of our A ordinary shares received upon conversion of the notes or exercise of the warrants that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership) of notes, warrants or shares of our A ordinary shares received upon conversion of the notes or exercise of the warrants that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Characterization of the Notes and Warrants

We intend to treat the notes and warrants as an “investment unit” for U.S. federal income tax purposes, with an “investment unit” consisting of a note and warrant to purchase our A ordinary shares for a term of six months. The “issue price” of an “investment unit” will be the first price at which a substantial amount of the “investment units” is sold for cash, excluding sales to bond houses, brokers or similar persons acting as underwriters, placement agents or wholesalers. The U.S. Treasury regulations applicable to an “investment unit” require a U.S. holder to allocate the issue price of the “investment unit” between the note and the warrant that comprise the “investment unit” based on the relative fair market values of each element of the “investment unit” at the time of purchase. After allocating to the warrants an amount of the issue price of the “investment unit” equal to the warrant’s fair market value, the remaining portion of the issue price will be allocated to the note. Such allocation will establish a U.S. holder’s initial tax basis in the note and the warrant.

U.S. holders may obtain our allocation of the issue price between the note and the warrant by contacting the Company as set forth in “Where You Can Find More Information.” Our allocation of the issue price between the note and the warrant will be binding on the holder of the note and the warrant, unless the holder explicitly discloses to the IRS (in a statement attached to the holder’s timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note and the warrant) that the holder’s allocation of the issue price between the note and the warrant is different from our allocation. There can be no assurance that the IRS will respect our determination of the relative fair market values of the notes and the warrants. If our determination were successfully challenged by the IRS, the amount, timing and character of income on a note or warrant could be different from that resulting under our allocation.

Taxation of the Notes

Stated Interest and Original Issue Discount

The notes do not provide for stated interest. The notes will be treated as issued with original issue discount, or OID, in an amount equal to the difference between the stated principal amount and issue price of the notes. Consequently, U.S. holders must generally include the OID in gross income as it accrues over the term of the notes at a constant yield without regard to such holder’s regular method of accounting for U.S. federal income tax purposes and potentially in advance of the receipt of cash payments attributable to that income.

The amount of OID that U.S. holders must include in income will generally equal the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion of the taxable year in which a U.S. holder held the note (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (i) the product of the note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the aggregate of all qualified stated interest, if any, allocable to the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest, if any) and the adjusted issue price of the note at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period will generally equal its issue price increased by the accrued OID of the prior accrual period and decreased by the amounts paid on the note (other than qualified stated interest, if any) in the prior accrual period. The yield to maturity of a note is the rate that, when used in computing the present value of all payments to be made on the note, produces an amount equal to the issue price of the note.

The rules regarding OID are complex and the rules described above do not apply in all cases. Accordingly, U.S. holders of notes should consult their own tax advisors regarding their application.

Foreign Tax Credit

Interest income on a note, including OID, generally will constitute foreign source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws. Any non-U.S. withholding tax imposed on a payment to U.S. holders may entitle such U.S. holder to a foreign tax credit (or deduction in lieu of such credit) for U.S. federal income tax purposes, subject to applicable limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their tax advisors regarding the availability of foreign tax credits.

Additional Payments

We may be required to pay additional amounts to a U.S. holder in certain circumstances. Although the issue is not free from doubt, we intend to take the position that the possibility of paying such additional amounts does not cause the notes to be treated as contingent payment debt instruments for U.S. federal income tax purposes. If we become obligated to pay such additional amounts, we intend to take the position that such amounts would be treated as ordinary interest income and should be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Our determination to not treat the notes as contingent payment debt instruments is inherently factual and not binding on the IRS. If the IRS were to challenge successfully our determination and the notes were treated as contingent payment debt instruments for U.S. federal income tax purposes, the timing, amount and character of a U.S. holder’s income gain or loss with respect to the notes would generally differ from the consequences described below. Our determination to not treat the notes as contingent payment debt instruments is binding on a U.S. holder unless such holder discloses a contrary position to the IRS in the manner that is required by applicable U.S. Treasury regulations. U.S. holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to a U.S. holder. If, however, adjustments that do not qualify as being pursuant to a bona fide reasonable adjustment formula are made, a U.S. holder generally will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as described under “Taxation of the A ordinary shares Received Upon Conversion of the Notes and Exercise of Warrants—Distributions on the A ordinary shares” below, subject to the discussion under “Taxation of the A ordinary shares Received Upon Conversion of the Notes and Exercise of Warrants—Passive Foreign Investment Company” below. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although there is no authority directly on point, the IRS may take the position that a constructive dividend deemed paid to a U.S. holder would not be eligible for reduced rates of taxation as described in “Taxation of the A ordinary shares Received Upon Conversion of the Notes and Exercise of Warrants—Distributions on the A ordinary shares.” Because a constructive dividend deemed received by a U.S. holder would not give rise to any cash from which any applicable withholding tax payment could be satisfied, we may, at our option, set-off any such payment against payments of cash and A ordinary shares payable on the notes and the exercise of the warrants. U.S. holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment.

Sale, Exchange, Redemption or other Taxable Disposition of Notes

Except as provided under “—Conversion of Notes into A ordinary shares” below, a U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference between the amount realized (less accrued and unpaid interest, which will be taxable as ordinary income if not previously included in gross income) upon such sale, exchange, redemption or other taxable disposition and such U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount that such U.S. holder paid for the note increased by any OID previously included in income and decreased by the amount of payments (other than stated interest) previously made on such notes. Any gain or loss recognized on a taxable disposition of the note will generally be U.S. source capital gain or loss and will generally be capital gain or loss. If, at the time of the sale, exchange, redemption or other taxable disposition of the note, a U.S. holder is treated as holding the note for more than one year, such gain or loss will be a long-term capital gain or loss. Otherwise, such gain or loss will be a short-term capital gain or loss. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. A U.S. holder’s ability to deduct capital losses may be limited. U.S. holders are urged to consult their tax advisors as to any foreign tax credit implications of the sale, exchange, redemption or other taxable disposition of the notes.

Conversion of Notes into A ordinary shares

A U.S. holder will generally not recognize any income, gain or loss with respect to the conversion of notes into A ordinary shares, except with respect to any A ordinary shares attributable to accrued and unpaid interest (which will be treated in the manner described under “—Treatment of Amounts Attributable to Accrued Interest” below). A U.S. holder’s tax basis in the A ordinary shares received upon conversion (other than A ordinary shares received with respect to accrued and unpaid interest) generally would be equal to the holder’s tax basis in the notes that were converted. A U.S. holder’s holding period for such A ordinary shares (other than A ordinary shares received with respect to accrued and unpaid interest) generally would include the period during which the U.S. holder held the notes that were converted.

Treatment of Amounts Attributable to Accrued Interest

The value of any A ordinary shares received that is attributable to accrued interest, if any, on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of our A ordinary shares attributable to such accrued interest would equal the fair market value of such shares when received. The holding period for any shares of our A ordinary shares attributable to such accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into our A ordinary shares.

Taxation of the Warrants

Exercise of the Warrants

Subject to the discussion under “Taxation of the A ordinary shares Received Upon Conversion of the Notes and Exercise of Warrants—Passive Foreign Investment Company” below and subject to the discussion below with respect to a cashless exercise of a warrant, U.S. holders will generally not recognize gain or loss on the exercise of a warrant. A U.S. holder’s initial tax basis in A ordinary shares received on the exercise of a warrant will generally be equal to the sum of (i) such U.S. holder’s tax basis in such warrant plus (ii) the exercise price paid by such U.S. holder on the exercise of such warrant. Generally, a U.S. holder’s holding period for A ordinary shares received upon the exercise of a warrant should begin on the date of exercise (or possibly on the day following the date of exercise) and will not include the period during which the U.S. holder held the warrant.

The tax treatment of a cashless exercise of a warrant (i.e., where a portion of the holder's warrants are surrendered (the "Surrendered Warrants") as the exercise price for other warrants to be exercised (the "Exercised Warrants")) is uncertain. It may be treated as a tax-free transaction in which a holder's tax basis in the A ordinary shares received would equal the sum of the U.S. Holder's tax basis in the Surrendered Warrants and the Exercised Warrants. It is also possible that a cashless exercise could be treated as a taxable transaction, in which case a U.S. holder could recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and such U.S. holder's tax basis in the Surrendered Warrants. In this case, a U.S. holder's tax basis in the A ordinary shares received should equal the sum of the exercise price deemed paid and the U.S. holder's tax basis in the warrants exercised.

The holding period for A ordinary shares acquired in a cashless exercise will depend on the U.S. federal income tax treatment of a cashless exercise. The holding period for an A ordinary share acquired in a cashless exercise would generally include the holding period of the Surrendered Warrants and Exercised Warrants if the cashless exercise is treated as a tax-free transaction. The holding period for an A ordinary share acquired in a cashless exercise would generally begin on the day following the date of exercise if the cashless exercise is treated as a taxable exchange or treated similarly to a cash exercise (even if otherwise a tax-free transaction). Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult their tax advisors as to the tax consequences of a cashless exercise.

Sale, Exchange or Other Disposition of Warrants

Subject to the discussion under “Taxation of the A ordinary shares Received Upon Conversion of the Notes and Exercise of Warrants—Passive Foreign Investment Company” below, upon the sale, exchange or other disposition of a warrant, a U.S. holder generally will recognize capital gain or loss with respect to the warrant in an amount equal to the difference between (a) the amount realized on the sale, exchange or other disposition and (b) the U.S. holder’s tax basis in the warrant. A U.S. holder’s tax basis in a warrant will generally be equal to the amount that such U.S. holder paid for the warrant. Any gain or loss recognized on a taxable disposition of the warrant will be capital gain or loss. Any such gain or loss generally will be a short-term capital gain or loss if the warrant has been held for one year or less as of the time of the sale, exchange, or other disposition of the warrant. A U.S. holder’s ability to deduct capital losses may be limited.

Expiration of Warrants Without Exercise

Subject to the discussion under “Taxation of the A ordinary shares Received Upon Conversion of the Notes and Exercise of Warrants—Passive Foreign Investment Company” below, upon the expiration of a warrant, a U.S. holder will recognize a loss in an amount equal to such U.S. holder’s tax basis in the Warrant (if any). Any such loss generally will be a short-term capital loss if the warrant has been held for one year or less as of the date the warrant expires. The deductibility of capital losses is subject to limitations.

Certain Adjustments to the Warrants

An adjustment to the number of A ordinary shares that will be issued on the exercise of a warrant, or an adjustment to the exercise price of a warrant, may be treated as a constructive distribution to a U.S. holder of the warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our assets or earnings and profits. An adjustment can be treated as a constructive distribution regardless of whether the U.S. holder ever exercises the warrant or receives any cash or property as a result of the adjustment (or, in certain circumstances, a failure to adjust). Adjustments to the exercise price of a warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not result in a constructive distribution.

Taxation of the A ordinary shares Received Upon Conversion of the Notes and Exercise of Warrants

Distributions on the A ordinary shares

Subject to the discussion under “—Passive Foreign Investment Company” below, the gross amount of distributions on the A ordinary shares will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Because we do not expect to keep track of earnings and profits in accordance with United States federal income tax principles, U.S. holders should expect that a distribution in respect of our A ordinary shares will generally be treated and reported as a dividend. Such dividend income will be includable in a U.S. holder’s gross income as ordinary income on the day actually received by the U.S. holder or on the day received by the U.S. holder’s nominee or agent that holds the A ordinary shares on the U.S. holder’s behalf. Such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations under the Code.

With respect to non-corporate U.S. holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends paid by that corporation on A ordinary shares that are readily tradable on an established securities market in the United States. Our A ordinary shares are listed on the NYSE and we expect such shares to be considered readily tradable on an established securities market, although there can be no assurance that our A ordinary shares will continue to be readily tradable on an established securities market in later years. However, even if the A ordinary shares are readily tradable on an established securities market in the United States, we will not be treated as a qualified foreign corporation if we are a PFIC for the taxable year in which we pay a dividend or were a PFIC for the preceding taxable year. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from a risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4)(B) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. For this purpose, the minimum holding period requirement will not be met if a share has been held by a holder for 60 days or less during the 121-day period beginning on the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend, appropriately reduced by any period in which such holder is protected from risk of loss. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

Foreign Tax Credit

Subject to certain conditions and limitations imposed by United States federal income tax rules relating to the availability of the foreign tax credit, some of which vary depending upon a U.S. holder’s circumstances, any foreign withholding taxes on dividends will be treated as foreign taxes eligible for credit against a U.S. holder’s United States federal income tax liability. The application of the rules governing foreign tax credits depends on the particular circumstances of each U.S. holder. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For purposes of calculating the foreign tax credit, dividends paid on the A ordinary shares will be treated as income from sources outside the United States and will generally constitute “passive category income.” Further, in certain circumstances, a U.S. holder will not be allowed a foreign tax credit for foreign taxes imposed on certain dividends paid on the A ordinary shares if such U.S. holder:

•	has held A ordinary shares for less than a specified minimum period during which such U.S. holder is not protected from risk of loss, or
•	is obligated to make certain payments related to the dividends.

The rules governing the foreign tax credit are complex and involve the application of rules that depend on a U.S. holder’s particular circumstances. U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the composition of our income and valuation of our assets, we do not believe we will be a PFIC for United States federal income tax purposes for the 2017 taxable year, and we do not expect to become one in the future. However, because PFIC status is an annual factual determination that cannot be made until after the close of each taxable year and depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year.

In general, a non-United States corporation will be treated as a PFIC for U.S. federal income tax purposes for any taxable year in which:

•	at least 75% of its gross income is passive income, or
•	at least 50% of the value (determined based on a quarterly average) of its gross assets is attributable to assets that produce, or are held for the production of, passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (except for certain royalties and rents derived from the active conduct of a trade or business), certain gains from commodities and securities transactions and the excess of gains over losses from the disposition of assets which produce passive income.

If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests described above, as directly owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income.

If we are a PFIC for any taxable year during which a U.S. holder holds our A ordinary shares or warrants, such U.S. holder will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of A ordinary shares or warrants, unless such U.S. holder makes a “mark-to-market” election as discussed below.

Distributions received by a U.S. holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. holder during the shorter of the three preceding taxable years or such U.S. holder’s holding period for the A ordinary shares (before the current taxable year) and gain realized on disposition of the A ordinary shares or warrants will be treated as excess distributions. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over such U.S. holder’s holding period for such U.S. holder’s A ordinary shares or warrants,
•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and
•	the amount allocated to each other year will be subject to tax at the highest applicable tax rate in effect for corporations or individuals, as appropriate, for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of an “excess distribution,” including a disposition, cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the A ordinary shares or warrants cannot be treated as capital and will be subject to the “excess distribution” regime described above, even if a U.S. holder hold the A ordinary shares or warrants as capital assets.

In addition, as explained above under “—Distributions on the A ordinary shares,” non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in our taxable year in which such dividends are paid or in the preceding taxable year.

If we are a PFIC for any taxable year during which a U.S. holder owns our A ordinary shares or warrants, we will generally continue to be treated as a PFIC with respect to such U.S. holder for all succeeding years during which such U.S. holder own our A ordinary shares or warrants, even if we cease to meet the threshold requirements for PFIC status.

A U.S. holder will be required to file Internal Revenue Service Form 8621 (a) annually if the aggregate value of all such U.S. holder’s directly owned PFIC shares on the last day of the taxable year is more than $25,000 ($50,000 on a joint return) or if such U.S. holder is deemed to own indirectly more than $5,000 in value of any PFIC shares owned by us; (b) if such U.S. holder receives distributions on the A ordinary shares or warrants or realizes any gain on the disposition of the A ordinary shares or warrants, or (c) if such U.S. holder has made a mark-to market election (as described below). Other reporting requirements may apply. U.S. holders are urged to consult their tax advisors regarding Form 8621 and other information reporting requirements if we are considered a PFIC in any taxable year.

If we are a PFIC for any taxable year during which a U.S. holder holds our A ordinary shares or warrants and any of our non-United States subsidiaries is also a PFIC, a U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Under these circumstances, a U.S. holder would be subject to United States federal income tax on (i) a distribution on the shares of a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, both as if such U.S. holder directly held the shares of such lower-tier PFIC. U.S. holders are urged to consult their tax advisors about the application of the PFIC rules to any of our subsidiaries.

In certain circumstances, in lieu of being subject to the excess distribution rules discussed above, a U.S. holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded in other than de minimis quantities for at least 15 days during each calendar quarter on a qualified exchange, as defined in applicable U.S. Treasury Regulations. Our A ordinary shares are listed on the NYSE and we expect such shares to be “regularly traded” for purposes of the mark-to-market election, although no assurance can be given that a mark-to-market election will be available to U.S. holders. Currently, a mark-to-market election may not be made with respect to warrants.

If a U.S. holder makes an effective mark-to-market election, such U.S. holder will include in each year that we are a PFIC, as ordinary income the excess of the fair market value of such U.S. holder’s A ordinary shares at the end of the year over such U.S. holder’s adjusted tax basis in the A ordinary shares. Such U.S. holder will be entitled to deduct as an ordinary loss in each such year the excess of such U.S. holder’s adjusted tax basis in the A ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. holder makes an effective mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of such U.S. holder’s A ordinary shares in a year in which we are a PFIC will be treated as ordinary income. Any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

A U.S. holder’s adjusted tax basis in the A ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If a U.S. holder makes a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the A ordinary shares are no longer regularly traded on a qualified exchange or the Internal Revenue Service consents to the revocation of the election.

A mark-to-market election should be made by filing IRS Form 8621 in the first taxable year during which the U.S. Holder held the A ordinary shares and in which we are a PFIC. A mark-to-market election would not be available with respect to a subsidiary PFIC of ours that a U.S. holder is deemed to own for the purposes of the PFIC rules; accordingly, a U.S. Holder would not be able to mitigate certain of the adverse U.S. “excess distribution” federal income tax consequences of its deemed ownership of stock in our subsidiary PFICs by making a mark-to-market election. U.S. holders are urged to consult their tax advisor about the availability of the mark-to-market election and whether making the election would be advisable in their particular circumstances.

Alternatively, holders of PFIC shares can sometimes avoid the rules described above by electing to treat such PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to U.S. holders because we do not intend to comply with the requirements, or furnish U.S. holders with the information, necessary to permit U.S. holders to make this election.

U.S. holders are urged to consult their tax advisors concerning the United States federal income tax consequences of holding A ordinary shares or warrants if we are considered a PFIC in any taxable year.

Sale, Exchange, Redemption or other Taxable Disposition of A ordinary shares

Upon the sale, exchange, redemption or other taxable dispositions of our A ordinary shares, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the A ordinary shares. Subject to the discussion above under “—Passive Foreign Investment Company,” such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the A ordinary shares is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Any gain or loss recognized by a U.S. holder will generally be treated as United States source gain or loss for U.S. foreign tax credit purposes. U.S. holders are encouraged to consult their tax advisor regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income, dividends, and net gains from the disposition of the notes or A ordinary shares received upon conversion of the notes or exercise of the warrants, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes and A ordinary shares received upon the conversion of the notes.

Information reporting and backup withholding

In general, information reporting will apply to interest payments and distributions in respect of our notes and A ordinary shares and the proceeds from the sale, exchange or redemption of notes, warrants or our A ordinary shares that are paid to a U.S. holder within the United States or through certain U.S.-related financial intermediaries, unless such U.S. holder is an exempt recipient and properly establishes the exemption. Backup withholding may apply to such payments if a U.S. holder fails to (i) provide a correct taxpayer identification number or (ii) certify that such holder is not subject to backup withholding. U.S. holders who are required to establish their exemption from backup withholding must provide us or our withholding agent such certification on a properly completed Internal Revenue Service Form W-9. U.S. holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Certain U.S. holders who hold “specified foreign financial assets” that are not held in an account maintained by a U.S. “financial institution,” the aggregate value of which exceeds $50,000 (or other applicable amount) during the tax year, may be required to attach to their tax returns for the year IRS Form 8938 containing certain specified information. Significant penalties can apply if a U.S. holder is required to file this form and the U.S. holder fails to do so. U.S. holders are urged to consult their tax advisors regarding this and other information reporting requirements relating to their ownership of notes and the A ordinary shares.

The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of the notes, warrants, or A ordinary shares, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

LEGAL MATTERS

In connection with the offering, the validity of notes, the warrants and the A ordinary shares will be passed upon for us by Cains Advocates Limited and Gibson, Dunn & Crutcher LLP, as applicable.

EXPERTS

The audited financial statements incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton India LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities described in this prospectus supplement. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus supplement. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual reports, reports of foreign private issuers and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov/.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus supplement. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus supplement and in our other filings with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of this registration statement of which this prospectus supplement forms a part until all of the securities offered in this prospectus supplement are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) of any Report of Foreign Private Issuer on Form 6-K, except as noted below or expressly stated to the contrary in such document:

•	our Reports of Foreign Private Issuer Pursuant to Section 13(a)-16 or 15(d)-16 of the Exchange Act on Form 6-K filed with the SEC on November 3, 2017 (other than Part II, Item 1.B thereof) and November 30, 2017;
•	our Annual Report on Form 20-F for the year ended March 31, 2017; and
•	the description of our A ordinary shares contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description.

Any statement contained in this prospectus supplement, or in a document all or a portion of which is incorporated by reference in this prospectus supplement, will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus supplement, without charge to the requester, upon written or oral request. Requests for such copies should be directed to:

Eros International Plc

550 County Avenue

Secaucus, New Jersey 07094

(201) 558-9021

Publicly filed documents concerning our company which are referred to in this prospectus supplement may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room at the SEC’s principal office, 100 F Street, N.E., Washington D.C. 20549, after payment of fees at prescribed rates. Information may be obtained on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings through its Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. We have made all our filings with the SEC using the EDGAR system.

PROSPECTUS

EROS INTERNATIONAL PLC

A Ordinary Shares
Warrants
Debt Securities

_____________

We may offer to sell A ordinary shares, warrants or debt securities, and we may offer and sell these securities from time to time in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $350,000,000.00.

Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the terms of the offering, including the price at which we are offering the securities to the public. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

The brokers or dealers through or to whom the securities may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” for a further description of how the selling shareholder may dispose of the securities covered by this prospectus.

Our A ordinary shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “EROS.” We are an “emerging growth company” under federal securities laws and may elect to comply with reduced public company reporting requirements. On September 13, 2017, the last reported sales price of a share of our A ordinary shares on the NYSE was $13.30. Our principal executive offices are located at 550 County Avenue, Secaucus, New Jersey 07094 and the telephone number of our principal executive offices is +1 (201) 558-9021.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED HEREIN ON PAGE 4 AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY FREE WRITING PROSPECTUS, AND IN ANY OTHER DOCUMENT INCORPORATED BY REFERENCE HEREIN OR THEREIN.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 2, 2017.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	6
COMPANY OVERVIEW	8
USE OF PROCEEDS	10
RATIO OF EARNINGS TO FIXED CHARGES	11
DESCRIPTION OF SECURITIES	12
DESCRIPTION OF DEBT SECURITIES	16
DESCRIPTION OF WARRANTS	18
PLAN OF DISTRIBUTION	19
LEGAL MATTERS	21
EXPERTS	21
WHERE YOU CAN FIND MORE INFORMATION	21
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	21
ENFORCEABILITY OF CIVIL LIABILITIES	23

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus or free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $350,000,000.00.

The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•	A ordinary shares;
•	warrants; and
•	debt securities.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities pursuant to this prospectus, we will describe, in a prospectus supplement which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information, if applicable:

•	the type and amount of securities that we propose to sell;
•	the initial public offering price per share of the securities;
•	the names of any underwriters, agents or dealers through or to whom the securities will be sold;
•	any compensation of those underwriters, agents or dealers;
•	any additional risk factors applicable to the securities or our business and operations; and
•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. You should read and consider all information contained in this prospectus and any accompanying prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Eros” and similar terms refer to Eros International, Plc, an Isle of Man private limited company, and its consolidated subsidiaries.

All references in this prospectus to “dollars” or “$” are to United States dollars.

All references in this prospectus to “pounds” or “£” are to British pound sterling.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 20-F and below, as supplemented and updated by subsequent Current Reports on Form 6-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information.”

As a foreign private issuer, we are subject to different U.S. securities laws and NYSE governance standards than domestic U.S. issuers. This may afford less protection to holders of our A ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it.

As a foreign private issuer, the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. Although we intend to report quarterly financial results and report certain material events, we are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence and our quarterly or current reports may contain less information than required under U.S. filings. In addition, we are exempt from the Section 14 proxy rules, and proxy statements that we distribute will not be subject to review by the SEC. Our exemption from Section 16 rules regarding sales of ordinary shares by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. As a result, you may not have all the data that you are accustomed to having when making investment decisions. For example, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our A ordinary shares.

The periodic disclosure required of foreign private issuers is more limited than that required of domestic U.S. issuers and there may therefore be less publicly available information about us than is regularly published by or about U.S. public companies. See “Part I — Item 10. Additional Information — H. Documents on Display” in our most recent Annual Report on Form 20-F filed with the SEC.

As a foreign private issuer, we are exempt from complying with certain corporate governance requirements of the NYSE applicable to a U.S. issuer, including the requirement that a majority of our board of directors consist of independent directors. Although we are in compliance with the current NYSE corporate governance requirements imposed on U.S. issuers, with the exception of our Audit Committee currently having two rather than three members, our charter does not require that we meet these requirements.

As the corporate governance standards applicable to us are different than those applicable to domestic U.S. issuers, you may not have the same protections afforded under U.S. law and the NYSE rules as shareholders of companies that do not have such exemptions. It is also possible that the significant ownership interest of the Founders Group could adversely affect investor perception of our corporate governance.

You may be subject to Indian taxes on income arising through the sale of our A ordinary shares.

The Indian Income Tax Act, 1961 provides that income arising directly or indirectly through the sale of a capital asset, including shares of a company incorporated outside of India, will be subject to tax in India, if such shares derive, directly or indirectly, their value substantially from assets located in India, whether or not the seller of such shares has a residence, place of business, business connection, or any other presence in India. Such shares shall be deemed to derive their value substantially from assets located in India if, on the specified date, the value of such assets (i) represents at least 50% of the value of all assets owned by the company or entity, and (ii) exceeds the amount of 100 million rupees.

If the Indian tax authorities determine that our A ordinary shares derive their value substantially from assets located in India you may be subject to Indian income taxes on the income arising, directly or indirectly, through the sale of our A ordinary shares. However, the impact of the above indirect transfer provisions would need to be separately evaluated under the tax treaty scenario of the country of which the shareholder is a tax resident. For U.S. tax resident shareholders, there is no benefit available under the India-U.S. Tax Treaty. Therefore, unless a U.S. shareholder is exempted as a small shareholder under the Indian Income Tax Act, 1961, generally by owning less than 5% of our A ordinary shares and not otherwise managing or controlling us, it is likely that the Indian tax authorities will seek to recover the tax on gains arising from transfers of our A ordinary shares by U.S. shareholders. For additional information, see “Part I—Item 10. Additional Information—E. Taxation” in our most recent Annual Report on Form 20-F filed with the SEC.

We are an Isle of Man company and, because judicial precedent regarding the rights of shareholders is more limited under Isle of Man law than under U.S. law, you may have less protection of your shareholder rights than you would under U.S. law.

Our constitution is set out in our memorandum and articles of association, and we are subject to the Isle of Man Companies Act 2006, as amended, — see “Part II — Item 4. Information on the Company — Government Regulations” in our most recent Annual Report on Form 20-F filed with the SEC and Isle of Man common law. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Isle of Man law are to an extent governed by the common law of the Isle of Man. The common law of the Isle of Man is derived in part from comparatively limited judicial precedent in the Isle of Man as well as from English common law, which has persuasive, but not binding, authority on a court in the Isle of Man. The rights of our shareholders and the fiduciary responsibilities of our directors under Isle of Man law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Isle of Man has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Isle of Man. Furthermore, shareholders of Isle of Man companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. As a result, shareholders may have more difficulties in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. company.

Judgements obtained against us by our shareholders may not be enforceable.

We are an Isle of Man company and substantially all of our assets are located outside of the United States. A substantial part of our current operations are conducted in India. In addition, substantially all of our directors and executive officers are nationals and residents of countries other than the United States and we believe that a substantial portion of the assets of these persons may be located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, the courts of India would not automatically enforce judgments of U.S. courts obtained in such actions against us or our directors and officers, or entertain actions brought in India against us or such persons predicated solely upon United States federal securities laws. Further, the U.S. has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which Indian courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in Indian courts if contrary to public policy in India. Since judgments of United States courts are not automatically enforceable in India, it may be difficult for you to recover against us or our directors and officers based upon such judgments. There is uncertainty as to whether the courts of the Isle of Man would recognize or enforce judgments of United States courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, there is uncertainty as to whether such Isle of Man courts would be competent to hear original actions brought in the Isle of Man against us or such persons predicated upon the securities laws of the United States or any state.

We may be classified as a passive foreign investment company, or PFIC, under United States tax law, which could result in adverse United States federal income tax consequences to U.S. investors.

Based upon the past and projected composition of our income and valuation of our assets, we do not believe we will be a PFIC for our taxable year ending December 31, 2017, and we do not expect to become one in the future, although there can be no assurance in this regard. The determination of whether or not we are a PFIC for any taxable year is made on an annual basis and will depend on the composition of our income and assets from time to time. Specifically, we will be classified as a PFIC for United States federal income tax purposes if either:

•	75% or more of our gross income in a taxable year is passive income, or
•	50% or more of the average quarterly value of our gross assets in a taxable year is attributable to assets that produce passive income or are held for the production of passive income.

The calculation of the value of our assets will be based, in part, on the then market value of our A ordinary shares, which is subject to change. We cannot assure you that we were not a PFIC for the 2013, 2014 and 2015 taxable years or that we will not be a PFIC for this or any future taxable year. Moreover, the determination of our PFIC status is based on an annual determination that cannot be made until the close of a taxable year and involves extensive factual investigation. This investigation includes ascertaining the fair market value of all of our assets on a quarterly basis and the character of each item of income we earn, which cannot be completed until the close of a taxable year, and, therefore, our U.S. counsel expresses no opinion with respect to our PFIC status.

If we were to be or become classified as a PFIC, a U.S. Holder (as defined in “Part I — Item 10. Additional Information — E. Taxation” in our most recent Annual Report on Form 20-F filed with the SEC) may be subject to burdensome reporting requirements and may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the shares and on the receipt of distributions on the shares to the extent such gain or distribution is treated as an “excess distribution” under the United States federal income tax rules. Further, if we were a PFIC for any year during which a U.S. Holder held our shares, we would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our shares. Each U.S. Holder is urged to consult its tax advisors concerning the United States federal income tax consequences of acquiring, holding and disposing of shares if we are or become classified as a PFIC. See “Part I — Item 10. Additional Information — E. Taxation” in our most recent Annual Report on Form 20-F filed with the SEC for a more detailed description of the PFIC rules.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or any document incorporated by reference may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and such statements are subject to the safe harbors created thereby. These forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity, capital resources and other financial and operating information. We have used the words “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements in this prospectus. All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including, without limitation:

•	anonymous letters, to regulators or business associates or anonymous allegations on social media regarding our business practices, accounting practices and/or officers and directors;
•	our ability to successfully defend class action law suits we are party to in the U.S.;
•	our ability to successfully and cost-effectively source film content;
•	our ability to maintain or raise sufficient capital;
•	delays, cost overruns, cancellation or abandonment of the completion or release of our films;
•	our ability to predict the popularity of our films, or changing consumer tastes;
•	our dependence on our relationships with theater operators and other industry participants to exploit our film content;
•	our ability to maintain existing rights, and to acquire new rights, to film content;
•	our dependence on the Indian box office success of our Hindi and high budget Tamil and Telugu films;
•	our ability to achieve the desired growth rate of Eros Now, our digital OTT entertainment service;
•	our ability to recoup the full amount of box office revenues to which we are entitled due to underreporting of box office receipts by theater operators;
•	our ability to mitigate risks relating to distribution and collection in international markets;
•	fluctuation in the value of the Indian Rupee against foreign currencies;
•	our ability to compete in the Indian film industry;
•	our ability to compete with other forms of entertainment;

•	the impact of a new amendment to accounting standards for the recognition of revenue from contracts with customers;
•	our ability to combat piracy and to protect our intellectual property;
•	our ability to achieve or maintain an effective system of internal control over financial reporting;
•	contingent liabilities that may materialize, including our exposure to liabilities on account of unfavorable judgments/decisions in relation to legal proceedings involving us or our subsidiaries and certain of our directors and officers;
•	our ability to successfully respond to technological changes;
•	regulatory changes in the Indian film industry and our ability to respond to them;
•	our ability to satisfy debt obligations, fund working capital and pay dividends;
•	the monetary and fiscal policies of India and other countries around the world, inflation, deflation, unanticipated turbulence in interest rates, foreign exchange rates, equity prices or other rates or prices;
•	our ability to address the risks associated with acquisition opportunities; and
•	our ability to respond to the challenges relating to international distribution of our films and related products.

The forward-looking statements contained in this prospectus, any accompanying prospectus supplement and any document incorporated by reference are based on historical performance and management’s current plans, estimates and expectations in light of information currently available to us and are subject to uncertainty and changes in circumstances. There can be no assurance that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in “Risk Factors” in this prospectus, any accompanying prospectus supplement and any document incorporated by reference. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove to be incorrect, our actual results may vary in material respects from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. Any forward-looking statement made by us in this prospectus, any accompanying prospectus supplement and any document incorporated by reference speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable securities laws.

COMPANY OVERVIEW

Our Company

Eros International Plc is a leading global company in the Indian film entertainment industry, which co-produces, acquires and distributes Indian language films in multiple formats worldwide. The Company was founded in 1977 and is one of the oldest companies in the Indian film industry to focus on international markets. We believe we are pioneers in our business. Our success is built on the relationships we have cultivated over the past 40 years with leading talent, production companies, exhibitors and other key participants in our industry. By leveraging these relationships, we have aggregated rights to over 3,000 films in our library, including recent and classic titles that span different genres, budgets and languages. Eros Now, our digital over-the-top entertainment service, has rights to over 10,000 films across Hindi and regional languages from Eros’s internal library and third party aggregated content, which we believe makes it one of the largest Indian movie offering platforms around the world.

Eros Now is focused on offering quality content, including Indian films, music and original shows, opening new markets, delivering consumer-friendly product features such as offline viewing and subtitles and adopting a platform agnostic distribution strategy on Android and iOS platforms across mobile, tablets, cable or internet, including through deals with original equipment manufacturers, or OEMs. Eros Now has over 60 million registered users across WAP, APP and Web and had 2.1 million paying subscribers at the end of fiscal year 2017. While a majority of registered users are from India, Eros Now has registered users in 135 different countries. Eros Now has rights to over 10,000 films, and 250,000 music tracks from 13 different labels. Eros Now’s service is integrated with some of India’s leading telecom operators, Bharti-Airtel, Idea Cellular, Reliance Jio, Vodafone and BSNL and has partnered with Micromax, Samsung and Smartron to pre-bundle Eros Now in smart phones to be sold in India. The focus for Eros Now is monetization of its global user base and it has a target to achieve 6 to 8 million paying subscribers by the end of fiscal year 2018.

Our portfolio of films over the last three completed fiscal years comprised 173 films. In fiscal year 2017 we released 45 films in total either in India, overseas or both. These comprised 12 Hindi films, 16 Tamil films and 17 regional language films. The Company’s strong portfolio of films drove theatrical, television and digital/ancillary revenues worldwide with Ki & Ka, Housefull 3, Baar Baar Dekho, Kahaani 2 (Overseas), Sardaar Gabbar Singh, 24 (Tamil), Janatha Garage and Dishoom. In addition to this, Srimanthudu, released in fiscal year 2016 was the second highest Telugu grossing film of all time, according to www.123telugu.com. For fiscal year 2017, our aggregate revenues were $253 million and were derived from theatrical, television syndication and digital and ancillary distribution channels, globally.

We won over 189 awards in fiscal year 2015, 2016 and 2017, including Best Studio of the Year 2016 and Excellence in International Distribution. Some of our films from fiscal year 2017 that won awards include – Dishoom, Baar Baar Dekho, Phobia, Nil Battey Sannata, Parktan, Olappeeppei. Further, our films won Best Film, Best Director, Best Story, Best Actor, Best Music, Best Special Effects and Best Child Actor awards, to name a few. Bajrangi Bhaijaan won 37 awards including the 63rd National Award for Popular Film. Bajirao Mastani won over 78 award titles including National Award for Best Director. Tanu Weds Manu Returns won 18 awards including National Award for Best Female Actor in a Leading Role, Hero won seven awards and Badlapur won seven awards. Our Malayalam film Pathemari also won a National Award for Best Malayalam Film.

Indian films have a global appeal and their popularity has been increasing in many countries that consume dubbed and subtitled foreign content in local languages. These markets include Germany, Poland, Russia, France, Italy, Spain, Indonesia, Malaysia, Japan, South Korea, the Middle East, Latin America, among others. Additionally, there is a large established Indian diaspora in North America which has a strong interest in the content of the Indian film industry. In all these markets it is the locals who are neither English nor Hindi speaking who view Bollywood content in a dubbed or subtitled version in their language, just as they view Hollywood content. In markets with large South Asian populations, such as the United States and the United Kingdom, comScore reported our market share (as an average over the preceding six calendar years to 2016) as 31% of all theatrically released Indian language films in the United Kingdom and the United States, based on gross collections. China is increasingly becoming an important market and we expect to release select films from our slate for wider release into China. In fiscal year 2017, a Bollywood film Dangal was released in China across 9,000 screens and grossed about $180 million at the box office. As per information published by Campaign Asia-Pacific, based on data from PricewaterhouseCoopers’ Global Entertainment and Media Report 2016-2020, China is expected to overtake the U.S. box office this year. The China box office grew 49% in 2015 to $6.3 billion and was expected to have grown to $10.3 billion this year. In comparison the U.S. box office was expected to contract from $10.3 billion to $10 billion this year. Hollywood’s share of Chinese box office has slipped to 38.4% in 2015 from 45.5% in 2014. In early 2014 China had just under 19,000 screens and by end of 2015 that number grew to almost 32,000. Overall China is propelling Asia-Pacific’s growth (including Indonesia, Malaysia) with box office revenue across Asia-Pacific expected to grow to $21.11 billion in 2020 and this continues to emerge as an important growth market for the Indian film industry.

We formed Trinity Pictures in fiscal year 2015 as what we believe to be one of India’s first dedicated franchise studios that creates valuable intellectual property around powerful character and plot-driven franchises and monetizes these properties across films, merchandising, and gaming amongst others. Trinity Pictures has five franchises across new and diverse genres lined up in the next couple of years – a spy-superhero film, Sniff directed by Amole Gupte, a live action tri-lingual (Hindi, Telugu and Tamil) elephant film to be directed by multiple award winning Tamil director, Prabhu Solomon, ace director Krish’s buddy cop film which will be shot in Hindi and Tamil simultaneously, featuring popular lead actors from both South Indian and the Hindi film Industry and two Indo-China co-productions, a first for any Indian studio – Kabir Khan’s travel drama and Siddharth Anand’s cross-cultural romantic comedy currently titled Love in Beijing.

Our distribution capabilities enable us to target a majority of the 1.3 billion people in India, our primary market for Hindi language films, where, according to bollywoodhungama.com, we participated in two, seven and four films of the top fifteen grossing films in India, in calendar year 2016, 2015 and 2014 respectively. Our distribution capabilities further enable us to target consumers in over 50 countries internationally, including markets with large South Asian populations, such as the United States and the United Kingdom, where comScore reported our market share (as an average over the preceding six calendar years to 2016) as 31% of all theatrically released Indian language films in the United Kingdom and the United States, based on gross collections. Other international markets that exhibit significant demand for subtitled or dubbed Indian-themed entertainment include Europe and South East Asia. Depending on the film, the distribution rights we acquire may be global, international or confined to India only. Recently, as demand for regional film and other media has increased in India, our brand recognition in Hindi films has helped us to grow our non-Hindi film business by targeting regional audiences in India and overseas. With our distribution network for Hindi and Tamil films and additional distribution support through our majority owned subsidiary, Ayngaran, we believe we are well positioned to expand our offering of non-Hindi content.

We distribute our film content globally across the following distribution channels: theatrical, which includes multiplex chains and stand-alone theaters; television syndication, which includes satellite television broadcasting, cable television and terrestrial television; and digital and ancillary, which primarily includes music, inflight entertainment, home video, internet protocol television, or IPTV, video on demand, or VOD, internet channels and Eros Now.

Company Information

Eros International Plc is a company limited by shares incorporated in the Isle of Man, company number 007466V. We maintain our registered office at Victoria Road, Douglas, Isle of Man IM2 4DF, and our principal executive office in the U.S. is at 550 County Avenue, Secaucus, New Jersey 07094, and our telephone number is +1(201) 558-9021. We maintain a website at www.erosplc.com. Information contained in our website is not a part of, and is not incorporated by reference into, this prospectus. You should only rely on the information contained in this prospectus when making a decision as to whether or not to invest in our securities.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by this prospectus and any applicable prospectus supplement or free writing prospectus. Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used to fund new co-productions and acquisitions of Hindi and regional film library content and film-related content, to grow our digital distribution channel, and to maintain and further strengthen our other distribution channels.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Year Ended
	March 31, 2017	March 31, 2016	March 31, 2015	March 31, 2014	March 31, 2013
Ratio of earnings to fixed charges	1.15x	1.90x	5.79x	5.04x	7.35x

We compute the ratio of earnings to fixed charges by dividing (i) earnings, which consists of income from continuing operations before income taxes plus fixed charges, by (ii) fixed charges, which consist of interest expense, capitalized interest, amortization of debt issue costs and discounting.

DESCRIPTION OF SECURITIES

Description of A Ordinary Shares

We were incorporated in the Isle of Man as Eros International Plc on March 31, 2006 under the 1931 Act, as a public company limited by shares. Effective as of September 29, 2011, we were de-registered under the 1931 Act and re-registered as a company limited by shares under the 2006 Act. The 2006 Act provides that re-registration does not prejudice or affect in any way the continuity or legal validity of a company.

Unless our board of directors shall otherwise direct, the share capital available for issue is GBP 25,000,000 divided into 83,333,333 ordinary shares designated as either A ordinary shares or B ordinary shares. The maximum number of B ordinary shares which may be issued is 13,712,715 B ordinary shares.

On September 8, 2017, 48,279,160 A ordinary shares and 12,712,715 B ordinary shares were issued and outstanding.

The following is a description of the material provisions of our ordinary shares and the other material terms of our articles of association and certain provisions of Isle of Man law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of association, copies of which have been filed with the SEC.

Dividends

Holders of our A ordinary shares and B ordinary shares whose names appear on the register on the date on which a dividend is declared by our board of directors are entitled to such dividends according to the shareholders’ respective rights and interests in our profits and subject to the satisfaction of the solvency test contained in the 2006 Act. Any such dividend is payable on the date declared by our board of directors, or on any other date specified by our board of directors. Under the 2006 Act, a company satisfies the solvency test if (a) it is able to pay its debts as they become due in the normal course of its business and (b) the value of its assets exceeds the value of its liabilities. Under certain circumstances, if dividend payments are returned to us undelivered or left uncashed, we will not be obligated to send further dividends or other payments with respect to such ordinary shares until that shareholder notifies us of an address to be used for the purpose. In the discretion of our board of directors, all dividends unclaimed for a period of twelve months may be invested or otherwise used by our board of directors for our benefit until claimed (and we are not a trustee of such unclaimed funds) and all dividends unclaimed for a period of twelve years after having become due for payment may be forfeited and revert to us.

Voting Rights

Each A ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote, and each B ordinary share is entitled to ten votes. In order to vote at any meeting of shareholders, a holder of B ordinary shares will first be required to certify that it is a permitted holder as defined in our articles.

General Meetings

Unless unanimously approved by all shareholders entitled to attend and vote at the meeting, all general meetings for the approval of a resolution appointing a director may be convened by our board of directors with at least 21 days’ notice (excluding the date of notice and the date of the general meeting), and any other general meeting may be convened by our board of directors with at least 14 days’ notice (excluding the date of notice and the date of the general meeting). A quorum required for any general meeting consists of shareholders holding at least 30% of our issued share capital. The concept of “ordinary,” “special” and “extraordinary” resolutions is not recognized under the 2006 Act, and resolutions passed at a meeting of shareholders only require the approval of shareholders present in person or by proxy, holding in excess of 50% of the voting rights exercised in relation thereto. However, as permitted under the 2006 Act, our articles of association incorporate the concept of a “special resolution” (requiring the approval of shareholders holding 75% or more of the voting rights exercised in relation thereto) in relation to certain matters, such as directing the management of our business (subject to the provisions of the 2006 Act and our articles), sanctioning a transfer or sale of the whole or part of our business or property to another company (pursuant to the relevant section of the 1931 Act) and allocating any shares or other consideration among the shareholders in the event of a winding up.

Rights to Share in Dividends

Our shareholders have the right to a proportionate share of any dividends we declare.

Limitations on Right to Hold Shares

Our board of directors may determine that any person owning shares (directly or beneficially) constitutes a “prohibited person” and is not qualified to own shares if such person is in breach of any law or requirement of any country and, as determined solely by our board of directors, such ownership would cause a pecuniary or tax disadvantage to us, another shareholder or any of our other securities. Our board of directors may direct the prohibited person to transfer the shares to another person who is not a prohibited person. Any such determination made or action taken by our board of directors is conclusive and binding on all persons concerned, although in the event of such a transfer, the net proceeds of the sale of the relevant shares, after payment of our costs of the sale, shall be paid by us to the previous registered holders of such shares or, if reasonable inquiries failed to disclose the location of such registered holders, into a trust account at a bank designated by us, the associated costs of which shall be borne by such trust account. A prohibited person would have the right to apply to the Isle of Man Court if he or she felt that our board of directors had not complied with the relevant provisions of our articles of association.

Our articles also identify certain “permitted holders” of B ordinary shares. Any B ordinary shares transferred to a person other than a permitted holder will, immediately upon registration of such transfer, convert automatically into A ordinary shares. In addition, if, at any time, the aggregate number of B ordinary shares in issue constitutes less than 10% of the aggregate number of A ordinary shares and B ordinary shares in issue, all B ordinary shares in issue will convert automatically into A ordinary shares on a one-for-one basis.

Untraceable Shareholders

Under certain circumstances, if any payment with respect to any ordinary shares has not been cashed and we have not received any communications from the holder of such ordinary shares, we may sell such ordinary shares after giving notice in accordance with procedures set out by our articles to the holder of the ordinary shares and any relevant regulatory authority.

Action Required to Change Shareholder Rights or Amend Our Memorandum or Articles of Association

All or any of the rights attached to any class of our ordinary shares may, subject to the provisions of the 2006 Act, be amended either with the written consent of the holders of 75% of the issued shares of that class or by a special resolution passed at a general meeting of the holders of shares of that class. Furthermore, our memorandum and articles of association may be amended by a special resolution of the holders of 75% of the issued shares.

Liquidation Rights

On a return of capital on winding up, assets available for distribution among the holders of ordinary shares will be distributed among holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Minority Shareholder Protections

Under the 2006 Act, if a shareholder believes that the affairs of the company have been or are being conducted in a manner that is unfair to such shareholder or unfairly prejudicial or oppressive, the shareholder can seek a range of court remedies including winding up the company or setting aside decisions in breach of the 2006 Act or the company’s memorandum and articles of association. Further, if a company or a director of a company breaches or proposes to breach the 2006 Act or its memorandum or articles of association, then, in response to a shareholder’s application, the Isle of Man Court may issue an order requiring compliance with the 2006 Act or the memorandum or articles of association; alternatively, the Isle of Man Court may issue an order restraining certain action to prevent such a breach from occurring.

The 2006 Act also contains provisions that enable a shareholder to apply to the Isle of Man Court for an order directing that an investigation be made of a company and any of its associated companies.

Anti-takeover Effects of Our Dual Class Structure

As a result of our dual class structure, the Founders Group and our executives and employees will have significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

U.K. Code on Takeovers and Mergers

The City Code on Takeovers and Mergers, or the City Code, will apply to us, if the UK Panel on Takeovers and Mergers, or the Panel, considers that our place of central management and control is in the United Kingdom, the Channel Islands or the Isle of Man. Under the City Code (amongst other rules designated to protect shareholders), if an acquisition of interests in the A ordinary shares and/or B ordinary shares were to increase the aggregate holding of an acquirer and persons acting in concert with it to an interest in the A ordinary shares and/or B ordinary shares carrying 30% or more of the voting rights exercisable at a general meeting of the Company, the acquirer and, depending upon the circumstances, persons acting in concert with it, would be required (except with the consent of the Panel) to make a cash offer (or an offer with a cash alternative) for the outstanding A ordinary shares and B ordinary shares and any other equity share capital we have issued at a price not less than the highest price paid for any interest in the A ordinary shares or B ordinary Shares (as applicable) by the acquirer or persons acting in concert with it during the 12 months prior to the announcement of the offer. Offers for different classes of equity share capital must be comparable and the Panel should be consulted in advance in such cases. A similar obligation to make such a mandatory offer would also arise on the acquisition of an interest in A ordinary shares and/or B ordinary shares by a person holding (together with persons acting in concert with it) an interest in A ordinary shares and/or B ordinary shares carrying between 30% and 50% of the voting rights in the Company if the effect of such acquisition was to increase the percentage of shares carrying voting rights in which it is interested.

Indian Takeover Regulations

The Takeover Regulations came into effect on October 22, 2011, superseding the earlier takeover regulations. For further discussion of these regulations, see the discussion in the section “Regulation—Material Indian Regulation—Indian Takeover Regulations” contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description, and that is incorporated by reference.

Compulsory Acquisitions under the 2006 Act

Under the 2006 Act, where a scheme or contract involving the acquisition of a company’s shares has within sixteen weeks after the making of the offer been approved by the holders of not less than 90% in value of the shares affected, the acquiring party may, within eight weeks after the expiration of the sixteen-week period, by notice to the remaining shareholders compulsorily acquire their shares. The dissenting shareholders may, however, within one month of the date of the notice, apply to court for relief.

Differences in Corporate Law

A chart summarizing certain material differences between the rights of holders of our A ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the State of Delaware that result from differences in governing documents and the laws of Isle of Man and Delaware contained in our Annual Report on Form 20-F for the year ended March 31, 2017 is incorporated by reference.

Changes in Capital

The conditions in our articles of association governing changes in capital are not more stringent than as required under the 2006 Act. Our articles of association provide that our directors may, by resolution, alter our share capital. The 2006 Act subjects any reduction of share capital to the statutory solvency test. The 2006 Act provides that a company satisfies the solvency test if it is able to pay its debts as they become due in the normal course of the company’s business and where the value of the company’s assets exceeds the value of its liabilities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

New York Stock Exchange

Our A ordinary shares are listed on the NYSE under the symbol “EROS.”

Description of Other Securities

We will set forth in the applicable prospectus supplement a description and the particular terms of any debt securities or warrants that may be offered pursuant to this prospectus.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Eros International PLC and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;
•	the aggregate principal amount;
•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;
•	any limit on the aggregate principal amount;
•	the date or dates on which principal is payable;
•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;
•	the date or dates from and on which interest, if any, will be payable and any regular record date for the interest payable;
•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•	the denominations in which such debt securities may be issuable, if $1,000 or other than a denomination of $1,000, or any integral multiple of that number;
•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•	the currency of denomination;
•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;
•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	any covenants applicable to such debt securities;
•	the provisions, if any, relating to any collateral provided for such debt securities;
•	any events of default;
•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents;
•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Eros International PLC; and
•	any other material terms of such debt securities.

One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. We expect that such terms will include, among others:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchasable upon exercise of such warrants;
•	the price at which our securities purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	in privately negotiated transactions;
•	through broker-dealers, who may act as agents or principals;
•	in a block trade in which a broker-dealer will attempt to sell a block of shares of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through one or more underwriters on a firm commitment or best-efforts basis;
•	directly to one or more purchasers;
•	through agents; or
•	in any combination of the above.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the NYSE or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of securities registered under the registration statement of which this prospectus forms a part will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Cains Advocates Limited, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

In connection with particular offerings of the debt securities in the future, the validity of those debt securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton India LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov/.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below and any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the initial filing of this registration statement of which this prospectus forms a part until all of the securities offered in this prospectus are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) of any Current Report on Form 6-K:

•	our Annual Report on Form 20-F for the year ended March 31, 2017 filed with the SEC on July 31, 2017;
•	the description of our A ordinary shares contained in our registration statement on Form F-1/A filed with the SEC on July 7, 2014, including any amendment or report filed for the purpose of updating that description.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus, but not delivered with this prospectus, without charge to the requester, upon written or oral request. Requests for such copies should be directed to:

Eros International Plc

550 County Avenue

Secaucus, New Jersey 07094

(201) 558-9021

Publicly filed documents concerning our company which are referred to in this prospectus may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room at the SEC’s principal office, 100 F Street, N.E., Washington D.C. 20549, after payment of fees at prescribed rates. Information may be obtained on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that make electronic filings through its Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. We have made all our filings with the SEC using the EDGAR system.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited company incorporated under the laws of the Isle of Man. The majority of our assets are located outside of the United States. Currently, one of the members of our board of directors is a citizen or resident of the United States.

Certain of our subsidiaries, including Eros India, are incorporated under the laws of India or other foreign jurisdictions. The majority of the directors and executive officers of such subsidiaries are not residents of the United States, and we believe that substantially all of the assets of such subsidiaries and their officers and directors may be located outside the United States.

As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons or to enforce outside the United States judgments obtained against us or such persons in the United States, except, with respect to us, by effecting service on our agent in the United States, including, without limitation, judgments based upon the civil liability provisions of the United States federal securities laws or the laws of any state or territory of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable outside the United States. Investors may also have difficulties enforcing, in original actions brought in courts in jurisdictions outside the United States, liabilities under U.S. securities laws.

We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of the U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognized and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other changes of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

A judgment or decree of a court in the United States may be enforced in India only by filing a fresh suit on the basis of the judgment or decree and not by proceedings in execution. Further, such enforcement would be subject to the restrictions set forth in the Indian Code of Civil Procedure, 1908, as amended, including under Section 13 thereof. Section 13 provides that a foreign judgment is conclusive as to any matter directly adjudicated upon except (i) where the judgment has not been pronounced by a court of competent jurisdiction, (ii) where the judgment has not been given on the merits of the case, (iii) where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable, (iv) where the proceedings in which the judgment was obtained were opposed to natural justice, (v) where the judgment has been obtained by fraud or (vi) where the judgment sustains a claim founded on a breach of any law in force in India.

A suit for enforcement of a foreign judgment is required to be filed in India within three years from the date of the judgment. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India, or that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy in India. A party seeking to enforce a foreign judgment in India is also required to obtain prior approval from the Reserve Bank of India to repatriate any amount recovered pursuant to such enforcement, and any such amount may be subject to income tax in accordance with applicable laws. Any judgment in a foreign currency is required to be converted into Indian Rupees on the date of judgment and not on the date of payment.

Eros International Plc

PROSPECTUS SUPPLEMENT

December 4, 2017